Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
In re:	:	Chapter 11
:
FERRELLGAS PARTNERS, L.P. AND	:	Case No.: 21-10021(MFW)
FERRELLGAS PARTNERS FINANCE CORP.[1]	:	(Jointly Administered)
:
Debtors.	:
x

[PROPOSED] ORDER APPROVING DISCLOSURE STATEMENT AND CONFIRMING

PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

FERRELLGAS PARTNERS, L.P. AND FERRELLGAS PARTNERS FINANCE CORP.

The above-captioned debtors and debtors-in-possession (the “Debtors”) having:

a)

Proposed and filed the Second Amended Prepackaged Joint Chapter 11 Plan of Reorganization of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp., dated February 26, 2021 [Docket No. 164] attached hereto as Exhibit A (as amended, supplemented, or modified from time to time in accordance with the terms thereof, the “Plan”);[2]

b)

Filed the First Amended Disclosure Statement Relating to the First Amended Prepackaged Joint Chapter 11 Plan of Reorganization for Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp., dated February 5, 2021 [Docket No. 123] (as amended, supplement, or modified from time to time, the “Disclosure Statement”);

c)

Filed the appropriate forms of ballots for voting on the Plan (the “Ballots”) and the Notice of (I) Commencement of Prepackaged Chapter 11 Bankruptcy Case, (II) Combined Hearing on the Disclosure Statement, Confirmation of Prepackaged Joint Chapter 11 Plan, and Related Matters, and (III) Objection Deadline attached as Exhibits 1, 3 and 4 to the Order (I) Scheduling the Combined Hearing on the Adequacy of the Disclosure Statement and Confirmation of the Prepackaged Joint Plan, (II) Establishing Deadlines to Object to the Disclosure Statement and Prepackaged Joint Plan, (III) Approving the Prepetition Solicitation Procedures, (IV) Approving the Form and Manner of the Combined Hearing Notice, (V) Approving Notice and Objection Procedures for the Assumption of Executory Contracts and Unexpired Leases, (VI) Conditionally Directing that a Meeting of Creditors not be Convened, (VII) Waiving the Requirement of Filing Schedules, Statement of Financial Affairs, Rule 2015.3 Reports and Section 341 Meeting of

1 The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Ferrellgas Partners, L.P. (8480), and Ferrellgas Partners Finance Corp. (2520).  The corporate headquarters and the mailing address for the Debtors is 7500 College Boulevard, Suite 1000, Overland Park, KS 66210.

2 Capitalized terms used but not defined in this Order shall have the meanings assigned to such terms in the Plan.

Creditors and (VII) Granting Related Relief [Docket No. 56] (the “Combined Hearing and Solicitation Order”);

and the United States Bankruptcy Court for the District of Delaware (the “Court”) having

d)

Entered the Combined Hearing and Solicitation Order which, among other things, (i) scheduled the hearing to consider the adequacy of the Disclosure Statement and confirmation of the Plan for February 19, 2021 at 2:00 p.m. (prevailing Eastern Time), (ii) established February 12, 2021 at 4:00 p.m. (prevailing Eastern Time) as the deadline for parties to object to the adequacy of the Disclosure Statement or confirmation of the Plan, (iii) established February 5, 2021, as the deadline for filing the Plan Supplement; (iv) approved the solicitation, balloting, tabulation, and related activities undertaken, or to be undertaken, by the Debtors in connection with the Plan (collectively, the “Solicitation Procedures”) and approved the forms of Ballots, (v) authorized the Debtors to continue the prepetition solicitation in respect of the Plan after the Petition Date, and (vi) approved the form of the notice of the Confirmation hearing and commencement of these Chapter 11 Cases (the “Combined Notice”); and

and the Debtors having:

e)

Timely and properly solicited the Plan and Disclosure Statement and provided due and sufficient notice of (i) the hearing to consider approval of the Disclosure Statement and confirmation of the Plan (the “Combined Hearing”) and (ii) the commencement of the Chapter 11 Cases, in each case through the Combined Notice, to holders of Claims against and Interests in the Debtors and other parties in interest in compliance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Rules of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), the Combined Hearing and Solicitation Order, and the Solicitation Procedures, as established by the affidavits of service, mailing, and publication filed with the Court, including the Affidavit of Service of Muhammad Azeem [Docket No. 79] (the “Notice Affidavit”) and the Certificate of Publication of Zachary Steinberg Regarding Notice of (I) Commencement of Prepackaged Chapter 11 Bankruptcy Case, (II) Combined Hearing on the Disclosure Statement, Confirmation of the Prepackaged Chapter 11 Plan, and Related Matters, and (III) Objection Deadline [Docket No. 61] (the “Publication Affidavit”);

f)	Filed the Plan Supplement on February 5, 2021 [Docket No. 125], as amended on February 26, 2021 [Docket No. 169] (the “Plan Supplement”) ;

g)

Provided due and sufficient notice of the Plan Supplement to holders of Claims and Interests against the Debtors and other parties in interest in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures, as established by the Affidavit of Service [Docket No. 142] (the “Plan Supplement Affidavit”), and such filings and notice thereof being sufficient under the circumstances; and

h)

Submitted the Amended Declaration of James Daloia Regarding the Mailing, Voting and Tabulation of Ballots Accepting or Rejecting the Prepackaged Joint Chapter 11 Plan of Reorganization of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. [Docket No. 166] (the “Tabulation Declaration”), describing the methodology used for the tabulation of votes and the results of voting with respect to the Plan;

i)

Submitted the Declaration of Jordan Burns in Support of Confirmation of the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. [Docket No. 168] (the “Burns Confirmation Declaration”);

j)

Submitted the Declaration of Brian Ryniker in Support of Confirmation of the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. [Docket No. 167] (the “Ryniker Declaration”);

and the Court having:

k)	Considered the Plan and other relevant factors affecting the Chapter 11 Cases;

l)	Considered the notice provided regarding the Combined Hearing, and the opportunity for any party in interest to object to approval of the Disclosure Statement and confirmation of the Plan;

m)	Considered, and having taken judicial notice of, the entire record of the Chapter 11 Cases;

n)	Held the Combined Hearing;

o)	Considered the entire record of the Combined Hearing, including, but not limited to:

1)	The Plan (including, without limited, the Plan Supplement), the Disclosure Statement, and the Combined Hearing and Solicitation Order;

2)	The Tabulation Affidavit, the Combined Notice, the Notice Affidavit, the Publication Affidavit, and the Plan Supplement Affidavit;

3)

Kevin Barnes Pro Se Objection to the Plan and Disclosure Statement Pursuant to Section 1129 of the Bankruptcy Code [Docket No. 152], Eddystone Rail Company, LLC’s Objection to and Opt-Out of Third Party Releases and Reservation of Rights with Respect to Amended Disclosure Statement and Amended Plan [Docket No. 149], Common Unitholder Adam Gui Pro Se Objection to the Plan and Disclosure Statement Pursuant to

Section 1129 of the Bankruptcy Code [Docket No.151] and Brad Radoff’s Objection to Plan Confirmation [Docket No. 150];

4)

Debtors’ Memorandum of Law in Support of (I) Approval of the Disclosure Statement, and (II) Confirmation of the Joint Prepackaged Chapter 11 Plan of Reorganization of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. [Docket No. 170];

5)	Declaration of Jordan Burns in Support of Debtors’ Chapter 11 Petitions and First Day Pleadings [Docket No. 3] (the “First Day Declaration”);

6)	Tabulation Declaration;

7)	Burns Confirmation Declaration;

8)	Ryniker Declaration; and

9)	Arguments of counsel and the evidence proffered, adduced, and/or presented at the Confirmation Hearing;

p)

Overruled any and all objections to the Disclosure Statement and the Plan, including Objections with respect to confirmation of the Plan, not consensually resolved or withdrawn, unless otherwise indicated herein; and

q)

Found the legal and factual bases set forth in the documents filed in support of confirmation of the Plan and approval of the Disclosure Statement and presented at the Combined Hearing establish just cause for the relief granted herein; and

After due deliberation thereon and good and sufficient cause appearing therefor, and based on the decision set forth on the record, it is hereby FOUND, ORDERED, and ADJUDGED that:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.Jurisdiction and Venue. The Court has jurisdiction over the Chapter 11 Cases, approval of the Disclosure Statement and confirmation of the Plan pursuant to 28 U.S.C. §§ 157, 1334, and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. Confirmation of the Plan and approval of the Disclosure Statement are core proceedings pursuant to 28 U.S.C. § 157(b)(2)(A), (L), and (O), and the Court has jurisdiction to enter a Final Order with respect thereto. Each of the Debtors is an eligible debtor under section 109 of the Bankruptcy Code. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B.Commencement and Joint Administration of Chapter 11 Cases.  On January 11, 2021 (the “Petition Date”), the Debtors commenced the Chapter 11 Cases.  By order of the Court [Docket No. 41], the Chapter 11 Cases are being jointly administered for procedural purposes only pursuant to Bankruptcy Rule 1015.  The Debtors managed their affairs as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee, examiner, or official committee has been appointed in the Chapter 11 Cases.

C.Judicial Notice.  The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including, but not limited to, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, adduced, and/or presented at the various hearings held before the Court during the pendency of the Chapter 11 Cases.

D.Adequacy of Disclosure Statement.  The Disclosure Statement (a) contains sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy law, including the Securities Act of 1933, as amended (the “Securities Act”), (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions set forth therein, and (c) is approved in all respects.

E.Voting.  Votes on the Plan were solicited after disclosure of “adequate information” as defined in section 1125 of the Bankruptcy Code.  As evidenced by the Tabulation Declaration, votes to accept the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.

F.Ballots.  The Ballots (a) adequately addressed the particular needs of these Chapter 11 Cases; (b) were appropriate for holders of Claims in Class 4 (2020 Notes Claims) and Class 10 (Existing LP Units Interests), the Classes of Claims and Interests entitled under the Plan (the “Voting Classes”) to vote to accept or reject the Plan; and (c) were in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations.

G.Solicitation.

a.Prior to the Petition Date, the Plan, the Disclosure Statement, and the Ballots, and, subsequent to the Petition Date, the Combined Notice, were transmitted and served in compliance with the Bankruptcy Rules (including Bankruptcy Rules 3017 and 3018), the Local Rules, and the Combined Hearing and Solicitation Order.  The continued post-petition solicitation of the Voting Classes was proper and in compliance with section 1125 of the Bankruptcy Code.  The period during which the Debtors solicited acceptances to the Plan was a reasonable period of time for the Voting Classes to make an informed decision to accept or reject the Plan.

b.The Debtors were not required to solicit votes from the holders of Claims or Interests in Class 1 (Secured Claims), Class 2 (2025 OpCo Secured Notes Guaranty Claim), Class 3 (Other Priority Claims), Class 5 (Litigation Claims), Class 6 (General Unsecured Claims), Class 7 (Intercompany Claims), Class 8 (Intercompany Interests), or Class 9 (Existing GP Units), which are Unimpaired under the Plan and, therefore, deemed to accept the Plan.  The Debtors also were not required to solicit votes from holders of Interests in Class 11 (Other Existing Equity Interests), if any, which are deemed to reject the Plan.  As described in and as evidenced by the Tabulation Declaration, the transmittal and service of the Solicitation Package3 and the Combined

3 The Solicitation Package included (a) the Debtors’ cover letter in support of the Plan; (b) the appropriate Ballot and applicable voting instructions, together with a pre-addressed, postage prepaid return envelope; and (c) (i) with respect to Class 4, the Disclosure Statement and all exhibits thereto, including the Plan and all exhibits thereto and, (ii) with respect to Class 10, access to a website containing the Disclosure Statement and all exhibits thereto, including the Plan and all exhibits thereto

Notice was timely, adequate, and sufficient under the circumstances and in compliance with applicable law and rules.

c.The Solicitation of the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, was conducted in good faith, and complied with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable non-bankruptcy law.

d.As set forth in the Tabulation Declaration, the Solicitation Package was distributed to Holders in the Voting Classes that held a Claim or Interest as of the Voting Record Date.  The establishment and notice of the Voting Record Date was reasonable and sufficient.  The thirty-two (32) day period during which the Debtors solicited acceptances or rejections to the Plan from Holders of Claims and Interests in Voting Classes was a reasonable and sufficient period of time for such Claims to make an informed decision to accept or reject the Plan.

H.Notice.  As is evidenced by the Notice Affidavit, the Tabulation Declaration, and the Publication Affidavit, as applicable, the Combined Notice, the Disclosure Statement, and the Plan, and service thereof, complied with the terms of the Combined Hearing and Solicitation Order, were appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.  No other or further notice is required.

I.Plan Supplement.  The filing and notice of the Plan Supplement (and subsequent amendments, modifications, and supplements thereto filed with the Court) was proper and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Combined

Hearing and Solicitation Order, and no other or further notice is or shall be required.  Subject to and consistent with the terms of the Plan and the Transaction Support Agreement, the Debtors’ right to alter, amend, update or modify the Plan Supplement, as well as the documents set forth therein before the Effective Date, is reserved, provided that such modifications are in form and substance acceptable to the Required Consenting Noteholders.

J.Plan Modifications.  The Plan and Plan Supplement contain certain modifications made after expiration of the Voting Deadline.  Such modifications comply with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and Local Rules.  Such modifications constitute immaterial and/or technical modifications and/or do not adversely affect the treatment of any Claims or Interests.  Pursuant to Bankruptcy Rule 3019, the modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the re-solicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.  No holder of a Claim shall be permitted to change its vote as a consequence of such modifications.  Notice of these modifications was adequate and appropriate under the facts and circumstances of the Chapter 11 Cases.

K.Burden of Proof.  The Debtors, as Plan proponents, have met their burden of proving the satisfaction of the requirements for confirmation of the Plan set forth in section 1129 of the Bankruptcy Code by a preponderance of the evidence, which is the applicable standard.  Further, each witness who testified or submitted a declaration on behalf of the Debtors at or in connection with (including by declaration) the Combined Hearing was credible, reliable, and qualified to testify as to the topics addressed in his or her testimony.

L.Voting Results. As more fully set forth in the Tabulation Declaration, Class 4 and Class 10 voted to accept the Plan.  Class 11 (Other Existing Equity Interests), which class was impaired and deemed to reject, is a vacant class and is, therefore, deemed eliminated in accordance with the provisions of the Plan.  All other Classes of Claims and Interests are Unimpaired and therefore not entitled to vote on the Plan.

M.Bankruptcy Rule 3016.  The Plan is dated and identifies the Debtors as the entities submitting the Plan, thereby satisfying Bankruptcy Rule 3016(a).  The filing of the Disclosure Statement satisfied Bankruptcy Rule 3016(b).

COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE

N.Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  As further detailed below, the Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code, including each element of sections 1129(a). Because all Classes of Claims and Interests have accepted or are deemed to have accepted the Plan, section 1129(b) of the Bankruptcy Code is not applicable to the Plan.

a.Proper Classification (11 U.S.C. §§ 1122 and 1123(a)(1)).  Article III of the Plan designates eleven Classes of Claims or Interests.  The Claims or Interests in each Class are substantially similar to other Claims or Interests in each such Class.  Valid business, legal, and factual reasons exist for separately classifying the various Classes of Claims and Interests under the Plan.  The Plan, therefore, satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

b.Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  The Plan specifies that Classes 1-3 and 5-9 are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

c.Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  The Plan specifies that Classes 4, 10 and 11 are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, and specifies the treatment of such Classes; provided, however, that Class 11 is vacant and, thus, pursuant to the Plan, is deemed an eliminated class.  Therefore, the Plan satisfies section 1123(a)(3) of the Bankruptcy Code.

d.No Disparate Treatment (11 U.S.C. § 1123(a)(4)).  The Plan meets the requirements of section 1123(a)(4) of the Bankruptcy Code because Holders of Allowed Claims or Interests will receive, on account of such Claims and Interests, the same rights and treatment as other Holders of Allowed Claims or Interests within such Holders’ respective Classes.  The Plan, therefore, satisfies section 1123(a)(4) of the Bankruptcy Code.

e.Implementation of Plan (11 U.S.C. § 1123(a)(5)).  Article VI and other provisions of the Plan, the various documents included in the Plan Supplement, and the terms of this confirmation order (this “Order”) provide adequate and proper means for the implementation of the Plan, including, without limitation, the (a) consummation of the Restructuring Transactions and (b) issuance of the New Class A Units and the New Class B Units.  The Plan, therefore, satisfies section 1123(a)(5) of the Bankruptcy Code.

f.Charter Provisions (11 U.S.C. § 1123(a)(6)).  The provisions of section 1123(a)(6) are inapplicable as Debtor Ferrellgas Partners, L.P. (“HoldCo”) is not a corporation as required by section 1123(a)(6) of the Bankruptcy Code and Debtor Ferrellgas Partners Finance Corp. is wholly-owned by Debtor HoldCo and is not issuing securities in connection with the Plan.

g.Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).  Pursuant to Section 4.06 of the Plan, on the Effective Date, the Board of Directors of Ferrellgas, Inc., the general partner of Debtor HoldCo, will include those directors set forth in the Plan Supplement, subject to and consistent with the Transaction Support Agreement (including the consent rights set forth therein).  On and after the Effective Date, the existing officers of the Debtors shall continue to serve as officers for the Reorganized Debtors and the officers and overall management structure of Reorganized HoldCo, and all officers and management decisions with respect to Reorganized HoldCo, compensation arrangements, and affiliate transactions shall only be subject to the approval of the Board of Directors of Ferrellgas, Inc. (or such other approvals as may be required pursuant to the New Governance Documents). The Debtors do not have any employees, employment contracts, employee benefit obligations, or retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code) at this time. The selection of the members of the Board of Directors of Ferrellgas, Inc. and members of the senior management team is consistent with the interests of all Holders of Claims and Interests, and public policy.  No party in interest has objected to the manner of selection of the boards of directors of Ferrellgas, Inc. or the officers of the Debtors.  Accordingly, the Debtors respectfully submit that the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

h.Additional Plan Provisions (11 U.S.C. § 1123(b)).  As set forth below, the discretionary provisions of the Plan comply with section 1123(b) of the Bankruptcy Code and are not inconsistent with the applicable provisions of the Bankruptcy Code.  Thus, section 1123(b) of the Bankruptcy Code is satisfied.

i.Impairment/Unimpairment of Classes (11 U.S.C. § 1123(b)(1)).  In accordance with section 1123(b)(1) of the Bankruptcy Code, Classes 1-3 and 5-9 are Unimpaired, and Classes 4, 10 and 11 are Impaired, by the Plan.

ii.Assumption and Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases (including the Transaction Support Agreement, to the extent not already assumed pursuant to this Order) shall be deemed assumed without the need for any further notice to or action, order, or approval of the Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List set forth in the Plan Supplement.  Subject to the occurrence of the Effective Date, entry of this Order shall constitute approval of the assumptions, assumptions and assignments and rejections described in Article V of the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Court authorizing and providing for its assumption under applicable federal law.  Thus, the Plan complies with section 1123(b)(2) of the Bankruptcy Code.

iii.Retention of Claims (11 U.S.C. § 1123(b)(3)).

1.Except as otherwise provided in the Plan, this Order, the Plan Supplement, the Transaction Support Agreement, or in any agreement, instrument, or other document incorporated in or entered into in connection with the Plan, on the Effective Date, all property in each Debtor’s Estate, including all claims, rights, defenses, cross-claims, counterclaims, Causes of Action, and any property (including, without limitation, any claims, rights or Causes of Action in any of the Litigation Actions) wherever located, acquired by any of the Debtors under or in connection with the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances and Interests.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may manage its affairs and may use, acquire, or dispose of property, wherever located, and prosecute and compromise or settle any Claims (including any Administrative Expense Claims), Interests, or Causes of Action (including, without limitation, any claims, rights or Causes of Action in any of the Litigation Actions) without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules other than restrictions expressly imposed by the Plan or this Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals’ and ordinary course professionals’ fees, disbursements, expenses or related support services without application to the Court.  Thus, the Plan complies with section 1123(b)(3) of the Bankruptcy Code.

2.Except as expressly provided in the Plan or in this Order, nothing contained in the Plan or this Order shall be deemed to be a waiver or relinquishment of any rights, interests, defenses, claims or Causes of Action that the Reorganized Debtors, the Debtors, or the Estates may have, or that the Reorganized Debtors or the Debtors may choose to assert on behalf of their respective Estates or the Estates, as applicable, under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (A) any and all Causes of Action or claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim and/or claim for setoff that seeks affirmative relief against the Debtors, their officers, directors or representatives or (B) the turnover of any property of the Estates to the Debtors or Reorganized Debtors.

3.Except as expressly provided in the Plan or in this Order, nothing contained in the Plan or this Order shall be deemed to be a waiver or relinquishment of any rights, interests, defenses, claims or Causes of Action that the Debtors had immediately prior to the Petition Date or the Effective Date against or regarding any Claim left Unimpaired by the Plan, including without limitation, any Claim related to or arising in the Litigation Actions.  The Reorganized Debtors or the Debtors, as applicable, shall have, retain, reserve and be entitled to commence, assert and pursue all such rights, interests, defenses, claims and Causes of Action as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan, including, without limitation, any Litigation Action, may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

iv.Additional Plan Provisions (11 U.S.C. § 1123(b)(6)).  The Plan’s other provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including, but not limited to, provisions for (i) distributions to holders of Claims, (ii) resolution of Disputed Claims and Interests, (iii) Allowance of certain Claims and Interests, (iv) indemnification obligations, (v) releases by the Debtors of certain parties, (vi) releases by certain third parties, (vii) exculpations of certain parties, (viii) injunctions from certain actions, (ix) retention of the Court’s jurisdiction, and (x) estimation of any Disputed Claims or Disputed Interests, thereby satisfying the requirements of section 1123(b)(6) of the Bankruptcy Code.

v.Cure of Defaults (11 U.S.C. 1123(d)).  Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan, if any, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.  Any counterparty to an Executory Contract or Unexpired Lease that failed to object timely to the proposed assumption is deemed to have consented to such assumption.  In the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the payment of the cure amount shall be made following the entry of a Final Order resolving the dispute and approving the assumption.  The Debtors or the Reorganized Debtors, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtors or the Reorganized Debtors, as applicable, in the exercise of their sound business judgment, concludes that the cure amount as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the applicable Reorganized Debtor.  Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults (including “anti-assignment”, “ipso facto”, or similar provisions contained therein), arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Court.  Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

O.The Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  As further detailed below, the Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.  Specifically:

a.Each Debtor is a proper debtor under section 109 of the Bankruptcy Code.

b.The Debtors have complied with all applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court.

c.The Debtors have complied with the applicable provisions of the Combined Hearing and Solicitation Order, the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, including, but not limited to, sections 1125 and 1126(b) of the Bankruptcy Code, in (a) transmitting the Solicitation Package and related documents and (b) soliciting and tabulating votes with respect to the Plan.

d.Good, sufficient, and timely notice of the Combined Hearing has been provided to each holder of Claims and Interests that was entitled to vote to accept or reject the Plan and to holders of Claims or Interests that were not entitled to vote to accept or reject the Plan.

P.Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Plan is the product of the open, honest, and good faith process through which the Debtors have conducted their restructuring and reflects extensive, good faith, arm’s length negotiations among the Debtors and the Consenting Noteholders (as defined in the Transaction Support Agreement), and their other economic stakeholders.  The Plan itself and the process leading to its formulation provide independent evidence of the Debtors’ good faith, serve the public interest, and assure fair treatment of holders of Claims and Interests.  Consistent with the overriding purpose of the Bankruptcy Code, the Chapter 11 Cases were filed and the Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates.  Accordingly, the Plan is fair, reasonable, and consistent with sections 1122, 1123, and 1129 of the Bankruptcy Code.  Based on the foregoing, the facts and record of the Chapter 11 Cases, including, but not limited to, the Combined Hearing, the First Day Declaration, the Burns Confirmation Declaration, and the Ryniker Declaration, the Plan has been proposed in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.

Q.Payment for Services or Cost and Expenses (11 U.S.C. § 1129(a)(4)).  All payments made or to be made by the Debtors for services or for costs and expenses in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, have been authorized by, approved by, or are subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

R.Service of Certain Individuals (11 U.S.C. § 1129(a)(5)).  On the Effective Date, the Board of Directors of Ferrellgas, Inc., the general partner, shall consist of directors set forth in the Plan Supplement, which shall be subject to and consistent with the Transaction Support Agreement (including the consent rights set forth therein).  On and after the Effective Date, the existing officers of the Debtors shall continue to serve as officers for the Reorganized Debtors and the officers and overall management structure of the Reorganized Debtors, and all officers and management decisions with respect to the Reorganized Debtors (and/or any of their direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Board of Directors of Ferrellgas, Inc., the general partner (or such other approvals as may be required pursuant to the New Governance Documents).  The Debtors do not have any employees, employment contracts, employee benefit obligations, or retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code) at this time.  On February 5, 2021, the Debtors disclosed the identity and affiliations of the members of the Board of Directors of the general partner, Ferrellgas, Inc. and of the Officers of the Reorganized Debtors.  Accordingly, the Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code.

S.Rate Changes (11 U.S.C. § 1129(a)(6)).  The Plan does not provide for any rate changes over which a governmental regulatory commission has jurisdiction, and, accordingly, section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Plan.

T.Best Interest of Creditors (11 U.S.C. § 1129(a)(7)).

a.The Plan satisfies section 1129(a)(7) of the Bankruptcy Code because each holder of a Claim or Interest either (a) has voted to accept the Plan, (b) is Unimpaired and deemed to have accepted the Plan, or (c) shall receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on such date.

b.In addition, the liquidation analysis attached as Exhibit C to the Disclosure Statement, the Ryniker Declaration and the other evidence related thereto in support of the Plan that was proffered or adduced at, prior to, or in affidavits in connection with, the Combined Hearing (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was proffered, adduced, and/or presented, (b) utilize reasonable and appropriate methodologies and assumptions, (c) have not been controverted by other evidence, and (d) establish that, with respect to each Impaired Class of Claims or Interests, each holder of an Allowed Claim or Interest in such Class shall receive under the Plan on account of such Allowed Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the

Bankruptcy Code. Accordingly, the Debtors have satisfied the requirements of section 1129(a)(7) of the Bankruptcy Code.

U.Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).

a.Holders of Claims in Class 1 (Secured Claims), Class 2 (2025 OpCo Secured Notes Guaranty), Class 3 (Other Priority Claims), Class 5 (Litigation Claims), Class 6 (General Unsecured Claims), Class 7 (Intercompany Claims), Class 8 (Intercompany Interests), and Class 9 (Existing GP Units) are Unimpaired and, pursuant to section 1126(f) of the Bankruptcy Code, are conclusively presumed to have accepted the Plan, thus meeting the requirements of section 1128(a)(8) of the Bankruptcy Code.

b.As reflected in the Tabulation Declaration, more than the requisite number of holders and Claim amounts in each Impaired Class of Claims entitled to vote to accept or reject the Plan have affirmatively voted to accept the Plan (i.e., Class 4 (2020 Notes Claims) voted 93.82% in number and 99.84% in amount to accept the Plan and Class 10 (Existing LP Units Interests) voted 95.89% in amount to accept the Plan).  Furthermore, Class 11 (Other Existing Equity Interests), which class was impaired and deemed to reject, is a vacant class and is, therefore, deemed eliminated in accordance with the provisions of the Plan.

c.Accordingly, the Debtors have satisfied the requirements of section 1129(a)(8) of the Bankruptcy Code with respect to such Impaired Classes of Claims or Interests.

V.Treatment of Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims pursuant to Articles II and III of the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

W.Acceptance by Impaired Class of Claims (11 U.S.C. § 1129(a)(10)).  Class 4 (2020 Notes Claims), which is Impaired under the Plan, has voted to accept the Plan, determined without including any vote to accept the Plan by any insider, thereby satisfying section 1129(a)(10) of the Bankruptcy Code.

X.Feasibility (11 U.S.C. § 1129(a)(11)).  All Allowed Claims shall be paid or otherwise satisfied in accordance with the terms of the Plan or Definitive Documents.  The evidence proffered, adduced, and/or presented at the Combined Hearing (1) is reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered, (2) utilizes reasonable and appropriate methodologies and assumptions, (3) has not been controverted by other evidence, and (4) establishes that the Plan is feasible, the Reorganized Debtors shall have sufficient liquidity and be able to meet their financial obligations under the Plan and in the ordinary course of their businesses, and the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

Y.Payment of Fees (11 U.S.C. § 1129(a)(12)).  Section 2.04 of the Plan provides that all such fees payable under section 1930 of Title 28 of the United States Code, to the extent not previously paid, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

Z.Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  Section 5.08 of the Plan provides that from and after the Effective Date, all retiree benefits as defined in section 1114 of the Bankruptcy Code, if any, will continue in accordance with applicable law.  Therefore, the Debtors have satisfied section 1129(a)(13) of the Bankruptcy Code.

AA.Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).  The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation and, accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable to the Plan.

BB.Plan of an Individual Debtor (11 U.S.C. § 1129(a)(15)).  None of the Debtors are individuals and, accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable to the Plan.

CC.Transfers in Accordance with Non-bankruptcy Law (11 U.S.C. § 1129(a)(16)). None of the Debtor entities is a nonprofit entity and, accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable to the Plan.

DD.Cramdown Not Applicable (11 U.S.C. § 1129(b)).  The provisions of section 1129(b) do not apply to the Plan because all Classes of Claims and Interests have accepted or are deemed to have accepted the Plan.

EE.Only One Plan (11 U.S.C. § 1129(c)).  The Plan is the only plan that has been filed in the Chapter 11 Cases and meets the requirements of section 1129(a), thereby satisfying the requirements of section 1129(c) of the Bankruptcy Code.

FF.Principal Purpose of Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, thereby satisfying the requirements of section 1129(d) of the Bankruptcy Code.

GG.Not Small Business Cases (11 U.S.C. § 1129(e)).  The Chapter 11 Cases are not small business cases and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable to the Chapter 11 Cases.

HH.Good Faith Solicitation (11 U.S.C. § 1125(e)).  Based on the record of the Chapter 11 Cases, including, but not limited to, the evidence proffered, adduced, and/or presented at the Combined Hearing, which is reasonable, persuasive, and credible, utilizes reasonable and appropriate methodologies and assumptions, and has not been controverted by other evidence, the Debtors, the Reorganized Debtors, and each of their successors, predecessors, control persons, members, agents, employees, officers, directors, financial advisors, investment bankers, attorneys, accountants, consultants, and other professionals (1) have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, but not limited to, section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (2) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of any securities offered and sold under the Plan (including, without limitation, the New Class A Units and the New Class B Units) and, therefore, (a) are not, and, on account of any such offer, issuance, and solicitation, shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of any securities offered and sold under the Plan and (b) are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article VII of the Plan.  In addition, the Debtors have acted and entered into the documents effectuating the Debtors’ restructuring pursuant to the Plan in good faith and shall be deemed to continue to act in good faith if they proceed to consummate the Plan, the transactions contemplated hereby and thereby, and the Debtors’ restructuring pursuant thereto.  The Debtors fairly and reasonably negotiated the transactions effectuating the Debtors’ restructuring at arm’s length and in good faith, and the resulting terms of the agreements (including each of the Definitive Documents) are in the best interests of the Debtors and their Estates.

II.Satisfaction of Confirmation Requirements.  Based upon the foregoing, all other pleadings, documents, exhibits, statements, declarations, and affidavits filed in connection with confirmation of the Plan, and all evidence and arguments made, proffered, or adduced at the Combined Hearing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

ADDITIONAL FINDINGS REGARDING CHAPTER 11 CASES AND PLAN

JJ.Adequate Assurance.  The Debtors have provided adequate assurance of future performance for each of the Executory Contracts and Unexpired Leases that are being assumed, if any, by the Debtors pursuant to the Plan.  The Debtors have cured or provided adequate assurance that the Reorganized Debtors will cure defaults (if any) under or relating to each of the Executory Contracts and Unexpired Leases that are being assumed by the Debtors pursuant to the Plan.  The Plan and such assumptions, therefore, satisfy the requirements of section 365 of the Bankruptcy Code.

KK.Implementation.  All documents and agreements necessary to implement the Plan, including, but not limited to, the Plan Supplement, the New Governance Documents, the New Class A Units, and the New Class B Units, are essential elements of the Plan and have been negotiated in good faith and at arm’s length, and entry into and consummation of the transactions contemplated by each such document and agreement (in each case in form and substance acceptable to the Required Consenting Noteholders as required by the Transaction Support Agreement) is in the best interests of the Debtors, their Estates, and the holders of Claims and Interests and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal, state, or local law.  The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements.  The Debtors are authorized, without any further notice to, or action, order, or approval of, the Court, to finalize, execute, and deliver all agreements, documents, instruments, and certificates relating to the Plan and to perform their obligations under such agreements, documents, instruments, and certificates in accordance with the Plan (provided that any documents that constitute Definitive Documents under the Transaction Support Agreement shall be in form and substance acceptable to the Required Consenting Noteholders or, to the extent such document does not constitute a Definitive Document, otherwise reasonably acceptable to the Required Consenting Noteholders).

LL.Transfers by the Debtors.  All transfers of property of the Estates shall be free and clear of all Liens, Claims, charges, interests, and other encumbrances, in accordance with applicable law, except as expressly provided in the Plan or this Order.

MM.Exemption from Securities Law.

a.To the extent that the Debtors’ Solicitation prior to the Petition Date constituted an offer of new securities, the Solicitation was exempt from the registration requirements of the Securities Act and state “Blue Sky” laws, and similar statutes, rules, and regulations under including, without limitation, section 3(a)(9) and section 18(b)(4)(E) of the Securities Act.  Section 3(a)(9)  provides an exemption from registration when an issuer issues new securities in exchange for its own outstanding securities, such exchange is made only to existing security holders, no compensation or other remuneration is paid for soliciting such exchange offer, and the existing security holders are not asked to part with anything of value except the outstanding securities.  Section 18(b)(4)(E) of the Securities Act provides, among other things, that state securities laws will not apply to securities that are exempt from federal registration under section 3(a)(9) of the Securities Act. The Debtors do not have any contract, arrangement or understanding relating to, and did not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting votes to accept or reject the Plan or for soliciting any exchange of the 2020 Notes, except for reasonable, actual and necessary out-of-pocket expenses of mailing.  In addition, none of its financial advisors engaged to provide financial analysis and assist the Debtors with addressing the financial aspects of the restructuring and no broker, dealer, salesperson, agent, or any other person has been engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Solicitation or the Plan (and the transactions contemplated thereby).

b.The offering, issuance, and distribution of the securities contemplated by the Plan and any and all agreements incorporated therein after the Petition Date, including, but not limited to, the New Class A Units and the New Class B Units, shall be exempt from, among other things, the registration and prospectus delivery requirements of section 5 of the Securities Act, and any other applicable state or federal law requiring registration or delivery of a prospectus prior to the offering, issuance, distribution, or sale of securities, pursuant to section 1145 of the Bankruptcy Code or pursuant to another applicable exemption from the registration requirements of the Securities Act.

NN.New Governance Documents.

a.The New Governance Documents, as may be amended or modified without further approval from the Court in accordance with their terms and which shall be subject to and consistent with the Transaction Support Agreement and in form and substance acceptable to the Required Consenting Noteholders, are essential elements of the Plan, were proposed in good faith, are critical to the success and feasibility of the Plan, are necessary and appropriate for the consummation of the Plan and shall be binding on the parties thereto.  Entry into the New Governance Documents and all related agreements and documents, is fair, reasonable, and in the best interests of the Debtors, their Estates, all holders of Claims and Interests, and the Reorganized Debtors.  The New Governance Documents are the product of good faith, arm’s length negotiations.

b.The Debtors exercised reasonable business judgment in determining to enter into the New Governance Documents and have provided sufficient and adequate notice thereof.

OO.Injunction, Exculpation, and Releases.

a.The Court has jurisdiction under sections 157 and 1334(a) and (b) of Title 28 of the United States Code to approve the releases, exculpations, and injunctions set forth in Article VII of the Plan.  Section 105(a) of the Bankruptcy Code permits issuance of the injunctions and approval of the releases and exculpations set forth in Article VII of the Plan.

b.The Released Parties played a meaningful role in the negotiation and development of the Plan and the restructuring transactions and settlements contemplated thereby, including, but not limited to, agreeing to settle disputes and Claims, contributing claims in exchange for their treatment under the Plan, supporting the Plan, foregoing asserting certain rights, and/or providing valuable consideration assuring recoveries for the Estates’ creditors and other stakeholders.  The Released Parties made substantial contributions to the Debtors and their Estates and played an integral role in working towards the resolution of the Chapter 11 Cases.  Accordingly, the release of potential claims belonging to the Debtors or the Estates pursuant to the Plan are part of a fair and a valid exercise of the Debtors’ business judgment, and the third-party releases contemplated by Article VII of the Plan are consensual, fair, reasonable, and appropriate under the circumstances of the Chapter 11 Cases.

c.The Exculpated Parties made substantial contributions to the Debtors and their Estates and played an integral role in formulating the Plan and working towards the resolution of the Chapter 11 Cases.  Accordingly, the exculpations contemplated by Section 7.05 of the Plan are part of a fair and a valid exercise of the Debtors’ business judgment and are fair, reasonable, and appropriate under the circumstances of the Chapter 11 Cases.

d.Based on the record before the Court, including, but not limited to, the evidence proffered, adduced, and/or presented at the Combined Hearing, which is reasonable, persuasive, and credible, utilizes reasonable and appropriate methodologies and assumptions, and has not been controverted by other evidence, the release, exculpation, and injunction provisions set forth in the Plan (a) confer substantial benefit to the Estates, (b) are fair, equitable, reasonable, and necessary to the Debtors’ reorganization, (c) are in the best interests of the Debtors, their Estates, and parties in interest, (d) are supported by valuable consideration, (e) are given and made after notice and opportunity for a hearing, and (f) with respect to the third party releases contemplated by Section 7.03 of the Plan, shall not be binding on (i) any party to a Litigation Action, (ii) any Holder of Claims or Interests who did not vote to accept the Plan and affirmatively elected to “opt out” of being a Releasing Party, (iii) any Holder of Claim or Interests that is presumed to accept or reject the Plan and affirmatively elected to “opt out” of being a Releasing Party by timely filing with the Court on the docket of the Chapter 11 Cases an objection to the Third Party Release; provided, any Holder of Interests that did not vote to accept or reject the Plan and did not otherwise object to the Third Party Release by filing an objection thereto with the Bankruptcy Court shall not be a “Releasing Party.”  Accordingly, the Court finds that the release, exculpation, and injunction provisions set forth in the Plan (a) were proposed in good faith, are essential to the Plan, are appropriately tailored, and are intended to promote finality and prevent parties from attempting to circumvent the Plan’s terms, (b) are critical to the success of the Plan, and (c) are consistent with the Bankruptcy Code and applicable law.  The release, exculpation, and injunction provisions in the Plan are therefore valid, enforceable and binding.

PP.Payment of Administrative Expense Claims and Priority Claims.  Based on the evidence proffered, adduced, and/or presented by the Debtors at the Combined Hearing, the Plan provides for payment in full in Cash of all Allowed Administrative Expense Claims, Professional Fee Claims, Priority Tax Claims, and Other Priority Claims, as well as U.S. Trustee fees.

QQ.Retention of Jurisdiction.  The Court may properly retain, and does hereby retain, jurisdiction over any matter arising under the Bankruptcy Code, or arising in, or related to, the Chapter 11 Cases or the Plan, after the Effective Date, and any other matter or proceeding that is within the Court’s jurisdiction pursuant to 28 U.S.C. § 1334 or 28 U.S.C. § 157; provided, however, that the Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

RR.Likelihood of Satisfaction of Conditions Precedent. Each of the conditions precedent to the Effective Date, as set forth in Section 8.02 of the Plan, has been satisfied or waived in accordance with the provisions of the Plan or is reasonably likely to be satisfied or waived prior to the Effective Date, as applicable.

SS.Good Faith.  The Debtors, the Consenting Noteholders, and all of their respective managers, members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives will be acting in good faith if they proceed to consummate the Plan and the agreements, transactions, and transfers contemplated thereby, including, but not limited to, the entry into the New Governance Documents, which shall be consistent with the Governance Term Sheet and in form and substance acceptable to the Required Consenting Noteholders.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.Findings of Fact and Conclusions of Law.  The findings and conclusions set forth above and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014, and are incorporated by reference as though fully set forth herein.  To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

2.Ballots.  The forms of Ballots annexed to the Combined Hearing and Solicitation Motion and that were approved by the Combined Hearing and Solicitation Order comply with Bankruptcy Rule 3018(c), conform to Official Form Number 314, and are approved in all respects.

3.Tabulation Procedures. The procedures used for tabulations of votes to accept or reject the Plan as set forth in the Disclosure Statement, the Solicitation Procedures, the Tabulation Declaration, and the Ballots are approved.

4.Disclosure Statement.  The Disclosure Statement (i) contains information of a kind generally consistent with the disclosure requirements of applicable non-bankruptcy law (including the Securities Act), (ii) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein, and (iii) is approved in all respects. Accordingly, the Disclosure Statement is hereby APPROVED as providing holders of Claims and Interests entitled to vote on the Plan with adequate information to make an informed decision as to whether to vote to accept or reject the Plan in accordance with section 1125(a)(1) of the Bankruptcy Code.

5.Confirmation.  All requirements for the confirmation of the Plan have been satisfied.  Accordingly, the Plan, in its entirety, is CONFIRMED pursuant to section 1129(a) of the Bankruptcy Code.  Each of the terms and conditions of the Plan and the exhibits and schedules thereto, including, but not limited to, each document in the Plan Supplement, and any amendments, modifications, and supplements thereto, are an integral part of the Plan and are incorporated by reference into this Order.  The Plan complies with all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.  A copy of the confirmed Plan is attached hereto as Exhibit A.  Once finalized and executed, the documents comprising the Plan Supplement and the Definitive Documents (each of which shall be in form and substance acceptable to the Required Consenting Noteholders) and all other documents contemplated by the Plan (which to the extent not constituting Definitive Documents shall otherwise be reasonably acceptable to the Required Consenting Noteholders) shall, as applicable, constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms and the terms of the Plan and this Order.

6.Objections.  All parties have had a fair opportunity to litigate all issues raised by the objections, or which might have been raised, and the objections have been fully and fairly litigated.  All objections, responses, statements, reservation of rights, and comments in opposition to the Plan, other than those withdrawn with prejudice in their entirety, waived, settled, or resolved prior to the Combined Hearing, or otherwise resolved on the record of the Combined Hearing and/or herein, are hereby overruled for the reasons stated on the record.  The record of the Combined Hearing is hereby closed.

7.Plan Classification.  The Court hereby holds that (a) the classifications of Claims and Interests under the Plan (i) are fair, reasonable, and appropriate and (ii) were not done for any improper purpose, (b) valid business, legal, and factual reasons exist for separately classifying the various Classes of Claims and Interests under the Plan, and (c) the creation of such Classes does not unfairly discriminate between or among holders of Claims or Interests.

8.Compromise of Controversies.  In consideration for the Plan Distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims and controversies incorporated in the Plan.  The entry of this Order will constitute the Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Court’s finding that all such compromises or settlements are (a) in the best interest of the Debtors, the Estates, and their respective property and stakeholders and (b) fair, equitable and reasonable.  Subject to Article VI of the Plan, all Plan Distributions made to holders of Allowed Claims and Interests are intended to be and shall be final.

9.Plan Transactions.  All of the transactions contemplated by the Plan are hereby approved.  The Debtors and the Reorganized Debtors, as applicable, are authorized (but not directed) to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, related to, or necessary to effectuate the Plan.  Without in any way limiting the foregoing, this Order shall constitute (a) approval by the Court of the Restructuring Transactions, the New Governance Documents, and the issuance and distribution of the New Class A Units, and the New Class B Units, and (b) authorization (but not direction) for the Debtors and the Reorganized Debtors, as applicable, to enter into and execute, as applicable, the Restructuring Transactions and the New Governance Documents, and such other documents as may be required to effectuate, if applicable, the Restructuring Transactions or the issuance and distribution of the New Class A Units and the New Class B Units; provided, for the avoidance of doubt, that such authorization shall be expressly subject to the conditions precedent to effectiveness set forth in Section 8.02 of the Plan or the waiver thereof, with the consent of the Required Consenting Noteholders, as set forth in Section 8.03 of the Plan.

10.Issuance and Distribution of the New Class A Units and New Class B Units; Reinstatement of Intercompany Claims and Interests.  The issuance and distribution of the New Class A Units and New Class B Units, and reinstatement of the Intercompany Claims and Interests (as applicable), are essential elements of the Plan, are fair, reasonable, and in the best interests of the Debtors, their Estates, and all holders of Claims, and are hereby approved.  The Debtors and the Reorganized Debtors, as applicable, are authorized, without further approval of the Court or any other party (other than the consent rights of the Required Consenting Noteholders set forth in the Transaction Support Agreement, the Plan, or herein), to (a) issue and distribute the New Class A Units and New Class B Units, and reinstate the Intercompany Claims and Interests, in accordance with the Plan, (b) execute and deliver all agreements, documents, instruments, and certificates relating thereto, and (c) perform their obligations thereunder.  On the Effective Date, Reorganized HoldCo and all Holders of the New Class A Units and New Class B Units then outstanding shall be deemed to be parties to, and thereby bound by, the New Governance Documents, substantially in the form contained in the Plan Supplement, without the need for execution by any such Holder.  On the Effective Date, the New Governance Documents shall be binding on the Reorganized Debtors and all parties receiving, and all Holders of, the New Class A Units and New Class B Units (whether or not a signatory thereto).

11.New Governance Documents.  The New Governance Documents are essential elements of the Plan, and the New Governance Documents and the other related documents (as may be amended or modified without further approval from the Court in accordance with their terms) are fair, reasonable, and in the best interests of the Debtors, their Estates, and all holders of Claims and Interests and are hereby approved.  The Debtors have exercised reasonable business judgment in determining to implement and adopt the New Governance Documents and the other related documents, and have provided sufficient and adequate notice of the terms of the New Governance Documents.  The Debtors and the Reorganized Debtors, as applicable, are authorized, without further approval of the Court or any other party (except as set forth herein), to (a) subject to the consent of the Required Consenting Noteholders, execute and deliver all agreements, documents, instruments, and certificates relating to the New Governance Documents, and to take such other actions as reasonably deemed necessary to institute the measures set forth therein and to ensure compliance with, among other things, applicable law, and (b) perform their obligations thereunder, including, but not limited to, the payment of all fees, indemnities, and expenses provided therein.  The Debtors have complied in all respects, to the extent applicable to these Chapter 11 Cases, with section 1123(a)(6) of the Bankruptcy Code.

12.Exemption from Registration. The offering, issuance, and distribution of the securities contemplated by the Plan and any and all agreements incorporated therein after the Petition Date, including, but not limited to, the New Class A Units and New Class B Units, shall be exempt from, among other things, the registration and prospectus delivery requirements of section 5 of the Securities Act, and any other applicable state or federal law requiring registration or delivery of a prospectus prior to the offering, issuance, distribution, or sale of securities, pursuant to section 1145 of the Bankruptcy Code.  In addition, any securities contemplated by the Plan and any and all agreements incorporated therein, including, but not limited to, the New Class A Units and New Class B Units, shall be subject to (a) if issued pursuant to section 1145 of the Bankruptcy Code, the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (b) compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, (c) the restrictions, if any, on the transferability of such securities and instruments, including, but not limited to, those set forth in the New Governance Documents, and (d) applicable regulatory approval, if any.  DTC shall accept and conclusively rely upon the Plan and this Order in lieu of a legal opinion regarding whether any of the New Class A Units and New Class B Units is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Class A Units and New Class B Units are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

13.Section 1146 Exemption.  Notwithstanding anything to the contrary in the Plan, to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer (whether from the Debtors to the Reorganized Debtors or to any other Person) under the Plan, may not be taxed under any law imposing a stamp tax or similar tax.

14.Continued Existence; Vesting of Assets in Reorganized Debtors; Restructuring Transactions.

a.Except as otherwise provided in the Plan, the Plan Supplement, or this Order, the Debtors, as Reorganized Debtors, shall continue to exist after the Effective Date as separate corporate entities, limited liability companies, partnerships or other form, with all the powers of a corporation, limited liability company, partnership or other form, pursuant to the applicable law in the jurisdiction in which the Debtors are incorporated or formed pursuant to the New Governance Documents.  On and after the Effective Date, each Reorganized Debtor, in its discretion, is hereby authorized to take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate.

b.Except as otherwise provided in the Plan, the Plan Supplement, the Transaction Support Agreement, this Order, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property of the Estates and all Causes of Action of the Debtors (except those released pursuant to the Debtor Releases) shall vest in the applicable Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Reorganized Debtors’ obligations under the Plan). On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may manage its affairs and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules other than restrictions expressly imposed by the Plan or this Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals’ and ordinary course professionals’ fees, disbursements, expenses or related support services without application to the Court.

c.On the Effective Date, pursuant to the Plan and the Transaction Support Agreement, the Debtors or Reorganized Debtors, as applicable, shall consummate the Restructuring Transactions set forth in the Transaction Term Sheet in order to effectuate the Debtors’ financial reorganization consistent with the terms of the Plan and the Transaction Support Agreement.

d.The Debtors and the Reorganized Debtors, as applicable, are hereby authorized (but not directed) to finalize the Definitive Documents, and execute such documents, agreements, or filings that are contemplated by the Plan, the Plan Supplement, or any related documents and/or the Restructuring Transactions, without further order of the Court or corporate action, and to take any actions necessary or advisable or appropriate to implement the documents, agreements, or filings that are contemplated by the Plan, the Plan Supplement or any related documents (in each case subject to the consent rights of the Required Consenting Noteholders set forth in the Transaction Support Agreement, the Plan, or herein).

15.Cancellation of Notes, Instruments, Certificates, and Other Documents.

a.On the Effective Date, except for the purpose of evidencing a right to and allowing Holders of Claims and Interests to receive a distribution under the Plan or to the extent otherwise specifically provided for in the Plan, (i) all rights of any Holder of Interests in the Debtors, including options or warrants to purchase Interests, or obligating the Debtors to issue, transfer, or sell Interests in the Debtors, shall be cancelled; and (ii) all notes and indentures of the Debtors, including, without limitation, the 2020 Notes Indenture and the 2020 Notes, shall cease to be effective, and the 2020 Notes Indenture Trustee shall not have any continuing duties or obligations thereunder and shall be discharged; provided, however, and for the avoidance of doubt, Section 4.09 of the Plan shall not operate to cancel, discharge or otherwise modify or affect the OpCo 2025 Secured Notes Guaranty.

b.Upon receipt of a distribution on account of its 2020 Notes Claim, on the Effective Date under the Plan, each record holder of such Claim shall be deemed to have delivered its 2020 Notes, in accordance with the 2020 Notes, 2020 Notes Indenture or other agreement that governs the rights of such Holder of such Claim, and all such delivered 2020 Notes shall be deemed to be canceled, and the 2020 Notes Indenture shall be deemed terminated, as to the Debtors pursuant to Section 4.09 of the Plan, except to the extent otherwise provided in the Plan or this Order.

c.Except as otherwise set forth herein, the 2020 Notes Indenture shall terminate as of the Effective Date, except as necessary to (i) enforce the rights and Claims of the 2020 Notes Indenture Trustee vis-à-vis the applicable Holders and any parties other than the Debtors, (ii) allow the 2020 Notes Indenture Trustee to receive distributions under the Plan and to distribute them to the Holders (subject to any applicable Charging Lien) in accordance with the terms of the applicable documents, (iii) preserve any rights of the 2020 Notes Indenture Trustee and any predecessor thereof as against any money or property distributable to Holders of 2020 Note Claims, including, without limitation, preserving the 2020 Notes Indenture Trustee’s right to payment of fees and expenses, and allowing the maintenance, exercise, and enforcement of any Charging Lien and priority of payment rights for the payment of fees and expenses, including the applicable Charging Lien and priority of payment rights under the 2020 Notes Indenture, or any related or ancillary document, instrument, agreement, or principle of law, against any money or property distributed or allocable on account of such Claims, as applicable; (iv) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the 2020 Notes Indenture Trustee in connection with the implementation of the Plan; (v) preserve the right of 2020 Notes Indenture Trustee to exculpation and indemnification from the Debtors pursuant and subject to the terms of the 2020 Notes Indenture; (vi) preserve the 2020 Notes Indenture Trustee’s right to appear and be heard in the Chapter 11 Cases or in any other proceeding in the Court, including but not limited to enforcing any obligations owed to any such Indenture Trustee under the Plan or this Order.

d.Notwithstanding such cancellation and termination contained in this Paragraph 15 and Section 4.09 of the Plan, the 2020 Notes Indenture shall continue in effect solely to the extent necessary to (i) allow the Holders of 2020 Note Claims to receive distributions under the Plan; (ii) allow the Debtors, the Reorganized Debtors, the Disbursing Agent, and the 2020 Notes Indenture Trustee (as applicable), to make post-Effective Date Distributions (including to the extent applicable, subject to the 2020 Notes Indenture Trustee’s respective Charging Lien) or take such other action pursuant to the Plan on account of the 2020 Note Claims and to otherwise exercise their rights and discharge their obligations related to the interests of the Holders of such Claims in accordance with the Plan; (iii) allow the 2020 Notes Indenture Trustee to enforce any obligations owed thereto under the Plan (including seeking compensation and reimbursement for any reasonable and documented fees and expenses pursuant to the 2020 Notes Indenture Trustee’s Charging Liens) and allow the 2020 Notes Indenture Trustee to maintain any right of indemnification, contribution, subrogation, exculpation, compensation, expense reimbursement, or any other Claim or entitlement it may have under the 2020 Notes Indenture (permitting the 2020 Notes Indenture Trustee to maintain, enforce, and exercise its Charging Liens in connection therewith); (iv) preserve the rights of the 2020 Notes Indenture Trustee to payment of reasonable and documented fees and expenses, and allow the maintenance, exercise, and enforcement of any applicable Charging Lien and priority of payment rights for the payment of reasonable and documented fees and expenses, including the 2020 Notes Indenture Trustee’s Charging Liens and priority of payment rights pursuant and subject to the terms of the 2020 Notes Indenture or any related or ancillary document, instrument, agreement, or principle of law, against any money or property distributed or allocable on account of such Claims, as applicable; (v) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the 2020 Notes Indenture Trustee in connection with the implementation of the Plan; (vi) allow the 2020 Notes Indenture Trustee to enforce its rights, claims, and interests against any Entity that is not a Released Party; (vii) permit the 2020 Indenture Trustee to perform any function necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, this Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan; and (viii) preserve the right of the 2020 Notes Indenture Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Court or any other court, including but not limited to enforcing any obligations owed to it under the Plan, this Order, or relating to the 2020 Notes Indenture, provided that nothing in this paragraph shall affect the discharge of Claims pursuant to the Bankruptcy Code, this Order, or the Plan or result in any liability or expense to the Reorganized Debtors.  For the avoidance of any doubt, the 2020 Notes Indenture Trustee shall be entitled to assert its Charging Lien arising under and in accordance with the 2020 Notes Indenture and any ancillary document, instrument, or agreement to obtain payment of the 2020 Notes Indenture Trustee Fees and Expenses, solely to the extent provided thereunder and under applicable law.

e.Except for the foregoing, on and after the Effective Date, all duties and responsibilities of the 2020 Notes Indenture Trustee under the 2020 Notes Indenture shall terminate and shall be fully discharged and released, except:  (i) as otherwise expressly and specifically set forth in or provided for under the Plan, the Plan Supplement, or this Order; (ii) to the extent required to effectuate the Plan including, but not limited to, making distributions under the Plan to the Holders of Allowed Claims under the 2020 Notes Indenture; (iii) with respect to any rights of the 2020 Notes Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of Claims under the 2020 Notes Indenture, including any rights of the 2020 Notes Indenture Trustee to priority of payment and/or to exercise its Charging Lien; and (iv) with respect to such other rights of the 2020 Notes Indenture Trustee that, pursuant and subject to the terms of the 2020 Notes Indenture (including, without limitation, the 2020 Notes Indenture Trustee’s rights to priority of payment and/or to exercise its respective Charging Lien), survive termination of the 2020 Notes Indenture.  Subsequent to the performance by the 2020 Notes Indenture Trustee, and its respective agents and professionals of their obligations pursuant to the Plan and this Order, the 2020 Notes Indenture Trustee and its respective agents and professionals shall be relieved, discharged, and forever released of all further duties and responsibilities (i) related to the 2020 Notes Indenture, and (ii) arising under the Plan and this Order.  The Reorganized Debtors shall reimburse the 2020 Notes Indenture Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including, but not limited to, making distributions pursuant to and in accordance with the Plan.

f.On and after the distribution on account of the Allowed 2020 Note Claims, the 2020 Notes shall be deemed to be worthless, and DTC shall draw down the relevant positions at the request of the 2020 Notes Indenture Trustee, as applicable, without any requirement of indemnification or security on the part of the Debtors or 2020 Notes Indenture Trustee.

16.Preservation, Transfer, and Waiver of Rights of Action. In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Section 7.02 of the Plan), each of the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and each of the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.  Each of the Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of such Reorganized Debtor.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that any of the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  Except with respect to Causes of Action as to which any of the Debtors or Reorganized Debtors have released any Person or Entity on or before the Effective Date (including pursuant to the Debtor Releases), each of the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any

Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Court order, each of the Reorganized Debtors expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action as a consequence of the Confirmation or the occurrence of the Effective Date.  Each of the Reorganized Debtors shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Court. Notwithstanding the foregoing, upon the Effective Date, all Avoidance Actions shall be released by any of the Debtors and shall not vest in any of the Reorganized Debtors.

17.Assumption of the Transaction Support Agreement.  The Transaction Support Agreement is hereby assumed by the Debtors and Reorganized Debtors, as of the date of entry of this Order, and the Debtors and Reorganized Debtors are hereby authorized and directed to perform all obligations under the Transaction Support Agreement.

18.Consent Rights.  Any and all consent rights of the Required Consenting Noteholders, as set forth in the Transaction Support Agreement (or otherwise) with respect to the form and substance of the Plan, the Plan Supplement and the other Definitive Documents, including any amendments, restatements, supplements or other modifications to such documents, or with respect to any other document, actions or anything else referred to herein, and any consents, waivers or other deviations under or from any such documents, shall be incorporated in this Order and be fully enforceable as if stated in full herein.  In case of a conflict between the consent or approval rights of such parties set forth in the Transaction Support Agreement with the consent rights of such parties set forth in the Plan, the Plan Supplement, and any other documents contemplated under the Plan, the consent or approval rights in the Transaction Support Agreement shall control.  For the avoidance of doubt, and notwithstanding anything to the contrary herein or in the Plan, all Definitive Documents (as defined in the Transaction Support Agreement) shall be in form and substance acceptable to the Required Consenting Noteholders.

19.Executory Contracts and Unexpired Leases.

a.The assumption, assumption and assignment, or rejection, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code, is hereby approved.

b.Nothing contained in the Plan or this Order or the listing of a document on the Rejected Executory Contract and Unexpired Lease List shall constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that any Debtor or its successors and assigns has any liability thereunder.

20.Distributions Under Plan.

a.Except as set forth herein or in the Plan, each distribution under the plan (a “Plan Distribution”) referred to in Article VI of the Plan shall be governed by the terms and conditions set forth herein and in the Plan applicable to such Plan Distribution and by the terms and conditions of the instruments evidencing or relating to such Plan Distribution, if any, which terms and conditions shall bind each entity receiving such Plan Distribution.  Except as otherwise provided herein or in the Plan, Plan Distributions shall be made by the Debtors or the Reorganized Debtors, as applicable, to the Distribution Agent for the benefit of the holders of Allowed Claims or Allowed Interests, and the other eligible entities under the Plan, as applicable.  All Plan

Distributions made by the Distribution Agent according to the provisions of the Plan shall be at the discretion of the Debtors or the Reorganized Debtors, as applicable, and the Distribution Agent shall not have any liability to any holder of an Allowed Claim or Allowed Interest for Plan Distributions made by it under the Plan.

b.Commencing upon the Effective Date, the Debtors, Reorganized Debtors, the Distribution Agent and the 2020 Notes Indenture Trustee, as applicable, are hereby authorized and directed to distribute the amounts required under the Plan, this Order, or any other order of the Court, as applicable, to the holders of Allowed Claims or Allowed Interests or other eligible entities, as applicable, solely according to the provisions of the Plan, including, but not limited to, Article VI of the Plan, this Order, or any other order of the Court, as applicable.

21.No Post-petition Interest on Claims.  Unless otherwise specifically provided for in the Plan or this Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date; provided, that to the extent the Effective Date does not occur, all parties' rights to argue or dispute that post-petition interest has accrued and has continued to accrued from and after the Petition Date are expressly reserved.

22.No Interest on Disputed Claims.  Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

23.Full and Final Satisfaction of Claims.  Upon the Effective Date, all Claims against, or Interests in, any of the Debtors shall be deemed fixed and adjusted pursuant to the Plan, and the Debtors shall have no further liability on account of any Claims or Interests except as set forth in the Plan or in this Order.  Except as otherwise provided by the Plan or this Order, all payments and Distributions made by the Debtors or the Reorganized Debtors under, and in accordance with, the Plan shall be in full and final satisfaction, settlement, and release of all Claims and Interests.

24.Approval of Discharge, Releases, Injunctions, and Exculpations. In light of all of the circumstances and the record in the Chapter 11 Cases, including the evidence proffered or addressed at the Combined Hearing and through the Burns Confirmation Declaration, each of the discharge, injunctions, indemnifications, and exculpations provided under the Plan, including those, without limitation, set forth in Article VII of the Plan, are hereby approved as being (a) within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d), (b) an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code, (c) an integral element of the transactions and settlements incorporated in the Plan, (d) beneficial to, and in the best interests of, the Debtors and the Estates, (e) critical to the overall objections of the Plan, and (f) consistent with sections 105, 1123, 1129 of the Bankruptcy Code, and all applicable provisions of the Bankruptcy Code and applicable law.

25.Amendments and Modification of the Plan.  The amendments and modifications to the plan of reorganization since the filing thereof, including as may be reflected in the Plan, the Plan Supplement, and this Order, are approved in accordance with section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019(a).

26.Reversal.  If any or all of the provisions of this Order are hereafter reversed, modified, or vacated by subsequent order of the Court or any other court of competent jurisdiction, such reversal, modification, or vacatur shall not affect the validity or the enforceability of (a) any act, obligations, indebtedness, liability, priority, or Lien incurred or undertaken by the Debtors or the Reorganized Debtors, as applicable, under or in connection with the Plan (including, but not limited to, pursuant to any other order of the Court) prior to the date that the Debtors or the Reorganized Debtors received actual written notice of the effective date of any such reversal, modification, or vacatur or (b) any provisions of this Order that are not expressly reversed, modified, or vacated by such subsequent order of the Court or any other court of competent jurisdiction. Notwithstanding any such reversal, modification, or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of this Order, the Plan, and any amendments or modifications thereto.

27.Retention of Jurisdiction.

a.Notwithstanding the entry of this Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including, but not limited to, jurisdiction for the purposes set forth in Article X of the Plan; provided, however, that the Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement or the New Governance Documents that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement or the New Governance Documents that contain such clauses shall be governed in accordance with the provisions of such documents.

b.Notwithstanding any other provision in Article X of the Plan to the contrary, nothing herein or in the Plan shall prevent the Reorganized Debtors from commencing and prosecuting any Causes of Action before any other court or judicial body which would otherwise have appropriate jurisdiction over the matter and parties thereto, and nothing herein shall restrict any such courts or judicial bodies from hearing and resolving such Causes of Action.

28.Enforceability of Plan Documents.  Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Order, the Plan and all Plan-related documents (including all Definitive Documents) shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

29.Ownership and Control.  The consummation of the Plan shall not, unless the Reorganized Debtors expressly agree in writing, constitute a change of ownership or change in control, as such terms are used in any statute, regulation, contract, or agreement (including, but not limited to, any agreements assumed by the Debtors pursuant to the Plan or otherwise and any agreements related to severance or termination agreements or insurance agreements) in effect on the Effective Date and to which any of the Debtors is a party; provided that any change of control provisions in any employment agreements or programs to which the Reorganized Debtors are party shall only be modified with the consent of the applicable employee.

30.Successors and Assigns.  Except as expressly set forth herein or in the Plan, the rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, trustee, manager, agent, representative, attorney, beneficiary or guardian, if any, of each Entity.

31.No Successors in Interest.  Except as to obligations expressly assumed pursuant to the Plan, the Reorganized Debtors shall not be deemed to be successors to the Debtors and shall not assume, nor be deemed to assume, or in any way be responsible for, any successor liability or similar liability with respect to the Debtors or the Debtors’ operations that are not expressly assumed or reinstated in connection with, or expressly provided by, the Plan or this Order.

32.Further Assurances.  The Debtors, the Reorganized Debtors and all Holders of Claims or Interests receiving distributions hereunder and all other parties-in-interest agree to prepare, execute and deliver any agreements, instruments or documents and take any other actions, in addition to the matters specified in the Plan, as may be reasonably appropriate, necessary or advisable, or as may be required by order of the Court, from time to time, to effectuate the provisions and intent of the Plan.

33.Service of Documents.  Any pleading, notice, or other document required by the Plan to be served shall be served pursuant to the terms of Section 11.06 of the Plan.

34.Effectiveness of All Actions.  Except as set forth in the Plan or this Order, all actions authorized to be taken pursuant to the Plan shall be effective on, prior to, or after the Effective Date pursuant to this Order, as applicable, without further notice to, or action, order, or approval of the Court or further action by the respective shareholders, affiliates, subsidiaries, members (including, but not limited to, ex-officio members), officers, directors, principals, managers, trustees, employees, partners, agents, or representatives of the Debtors or the Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such shareholders, affiliates, subsidiaries, members (including, but not limited to, ex-officio members), officers, directors, principals, managers, trustees, employees, partners, agents, or representatives.

35.Notice of Order, Satisfaction of Conditions Precedent, and Effective Date; Substantial Consummation of Plan.  The Solicitation Agent shall serve notice of the entry of this Order (by serving the “Notice of Effective Date” or otherwise) to (a) all holders of Claims or Interests and (b) those parties on whom the Plan, Disclosure Statement, and related documents were served.  Such service constitutes good and sufficient notice pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c).  In addition, prior to the occurrence of the Effective Date, the Debtors and the Required Consenting Noteholders shall jointly file with the Court a “Notice of Satisfaction of Conditions Precedent to the Effective Date” and the Debtors shall cause the Solicitation Agent to serve such notice by first class mail, postage prepaid, or by facsimile to those persons who have filed with the Court requests for notices pursuant to Bankruptcy Rule 2002.  The Notice of Satisfaction of Conditions Precedent to the Effective Date shall (1) be in form and substance acceptable to the Required Consenting Noteholders, (2) explicitly represent to the Court that all of the conditions precedent set forth in section 8.02 of the Plan have been either satisfied or, with the consent of Required Consenting Noteholders, waived in accordance with section 8.03 of the Plan, and (3) explicitly represent to the Court that all Definitive Documents are in form and substance acceptable to the Required Consenting Noteholders.  On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall file with the Court a “Notice of Effective Date” and cause the Solicitation Agent to serve such Notice of Effective Date by first class mail, postage prepaid, or by facsimile to those persons who have filed with the Court requests for notices pursuant to Bankruptcy Rule 2002, which notice and service shall constitute appropriate and adequate notice that the Plan has become effective.  Upon the Effective Date, the Plan shall be deemed substantially consummated as to each Debtor entity, consistent with the definition of “substantial consummation” as defined in section 1101(2) of the Bankruptcy Code; provided that the Effective Date shall not be deemed to have occurred (and the Plan shall not be deemed substantially consummated) unless the Notice of Satisfaction of Conditions Precedent to the Effective Date has previously been filed with the Court and otherwise satisfies the requirements set forth in this paragraph.

36.Filing of Additional Documents.  On or before substantial consummation of the Plan, the Debtors may file with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, provided that any documents that constitute Definitive Documents under the Transaction Support

Agreement shall be in form and substance acceptable to the Required Consenting Noteholders or, to the extent such document does not constitute a Definitive Document, otherwise reasonably acceptable to the Required Consenting Noteholders.

37.General Authorizations.  Pursuant to section 1142 of the Bankruptcy Code and any comparable provisions of similar law, the Debtors, the Reorganized Debtors, and any other necessary parties are authorized and empowered (but not directed) without further corporate action or action by the Debtors’ directors, members, partners, shareholders, or any other person to (a) execute and deliver any instrument, agreement, or document, (b) adopt amendments to by-laws or similar governing documents, (c) appoint, on the Effective Date, the board of directors or other similar governing body of each Reorganized Debtor, and (d) perform any act that is necessary, desirable, or required to comply with the terms and conditions of the Plan and this Order and consummation of the Plan, and are authorized and empowered (but not directed), without limitation, to take all actions necessary or appropriate to enter into, implement, perform under, and consummate the contracts, instruments, and other agreements or documents created in connection with the Plan, including, without limitation, entering into the Definitive Documents.

38.Reimbursement of Restructuring Fees.  The Restructuring Fees incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Transaction Support Agreement, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail and without any requirement for Bankruptcy Court review or approval.  All Restructuring Fees to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two Business Days before the anticipated

Effective Date; provided, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Fees.  On or as soon as practicable after the Effective Date, final invoices for all Restructuring Fees incurred prior to and as of the Effective Date shall be submitted to the Debtors.  The Pre-Forbearance Fees (as defined in the Transaction Support Agreement) shall be paid in cash on the Effective Date, as provided for under the Transaction Support Agreement. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay when due pre- and post-Effective Date Restructuring Fees related to the implementation, consummation and defense of the Plan, whether incurred before, on or after the Effective Date.  For the avoidance of any doubt, and as set forth in the Transaction Support Agreement, the Restructuring Fees, exclusive of the Pre-Forbearance Fees (as defined in the Transaction Support Agreement), shall be reasonable and documented fees and expenses of the Consenting Noteholder Advisors.

39.Plan Supplement. All materials included in the Plan Supplement (as may be amended in accordance with the terms of the Plan or this Order) are integral to, part of, and incorporated by reference into the Plan.

40.Documents, Mortgages, and Instruments.  Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the Restructuring Transactions, and this Order.

41.Entire Agreement.  Except as otherwise indicated, and without limiting the effectiveness of the Transaction Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

42.Headings.  The headings contained within this Order are used for the convenience of the parties and shall not alter or affect the meaning of the text of this Order.

43.Non-Severability.  If any term or provision of the Plan is held by the Court or any other court exercising jurisdiction to be invalid, void or unenforceable, the Court or other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  This Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors and the Required Consenting Noteholders; and (iii) nonseverable and mutually dependent.

44.Effect of Failure of Conditions. If the Consummation of the Plan does not occur by April 30, 2021 (or such other Outside Date as permitted by the Transaction Support Agreement) as to any Debtor, the Plan shall be null and void in all respects as to such Debtor and nothing contained in the Plan, the Disclosure Statement, or the Transaction Support Agreement shall: (i) constitute a waiver or release of any claims by or Claims against or Interests in any of the  Debtors; (ii) prejudice in any manner the rights of the Debtors, any Holder of Claims or Interests or any other Entity; or (iii) constitute an admission, acknowledgment, offer or undertaking by any of the Debtors, any Holder or any other Entity in any respect.

45.References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan.  The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by reference.

46.Special Provisions.

a.The United States of America.

i.Notwithstanding any provision in the Plan, the Definitive Documents, this Order or other related Plan documents (collectively, “Plan Documents”), nothing discharges or releases the Debtors, the Reorganized Debtors, or any non-debtor from any right, claim, liability, defense or Cause of Action of the United States or any State, or impairs the ability of the United States or any State to pursue any right, claim, liability, defense, or Cause of Action against any Debtor, Reorganized Debtor or non-debtor. Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law.  All rights, claims, liabilities, defenses or Causes of Action, of or to the United States or any State shall survive the Chapter 11 Cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, claims, liabilities, defenses or Causes of Action would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, that nothing in the Plan Documents shall alter any legal or equitable rights or defenses of the Debtors or the Reorganized Debtors under non-bankruptcy law with respect to any such claim, liability, or cause of action.  Without limiting the foregoing, for the avoidance of doubt, nothing shall: (i) require the United States or any State to file any proofs of claim or administrative expense claims in the Chapter 11 Cases for any right, claim, liability, defense, or Cause of Action; (ii) affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors, the Reorganized Debtors or any non-debtor; (iii) be interpreted to set cure amounts or to require the United States or any State to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (iv) affect or impair the United States’ or any State’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; (v) constitute an approval or consent by the United States or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (vi) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law.

ii.Notwithstanding any language to contrary in the Plan Documents, no provision of the Plan, or this Order shall preclude (i) the United States Security and Exchange Commission (the “SEC”) from enforcing its police or regulatory powers; or (ii) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings or investigations against any non-debtor person or entity in any forum.

b.Beazley.  Notwithstanding anything to the contrary in the Plan or this Order, nothing in the Plan, this Order or the confirmation of the Plan under federal bankruptcy law shall bar, enjoin, discharge, release or otherwise adversely affect the contingent claims of Beazley Insurance Company, Inc. (“Beazley”) against HoldCo or any of its subsidiaries based on Beazley’s reimbursement of defense costs in the Eddystone Action under Beazley Policy No. V17E85160201.

c.Rios and Gamboa.  Notwithstanding anything to the contrary in this Order, any plan of reorganization confirmed by the Court in this case or any modification of any confirmed plan, any plan supplement or any other document or pleading whatsoever, the indemnity and related obligations of Ferrellgas, L. P. ( OpCo) to Julio Rios and Jeremy Gamboa under Section 6.7 or any other section of the Fourth Amended and Restated Agreement of Limited Partnership of Ferrell Gas, L. P., effective as of April 24, 2020, shall not be modified or released in any way whatsoever, and those obligations of Ferrellgas, L.P. to Julio Rios and Jeremy Gamboa shall remain intact.

d.Eddystone.  On the Effective Date, notwithstanding any other provision of the Plan, the Definitive Documents, and this Order, (i) all of the legal and equitable rights, Claims, demands, Causes of Action, and all related rights, whether asserted or unasserted, contingent, unliquidated, or disputed, that Eddystone Rail Company, LLC (“Eddystone) had or may have had immediately before the Petition Date as to any Debtor or as of the Effective Date as to any non-Debtor, and with respect to any of the foregoing, whether asserted or unasserted, whether legal, equitable, or contractual, personal, or general, shall not be released, extinguished, forgiven, compromised, discharged, exculpated, satisfied, enjoined, settled, or otherwise impaired or adversely affected by the Plan, the Definitive Documents, this Order, and (ii) Eddystone shall be entitled to file, prosecute (or resolve), or otherwise assert or continue asserting any such rights, claims, demands, causes of action, and related rights against the Debtors and any third parties existing immediately before the Petition Date as to any Debtor or as of the Effective Date as to any non-Debtor, and with respect to any of the foregoing, whether legal, equitable or contractual, whether personal or general, regardless of whether any such Debtor or third party is an Exculpated Party or a Released Party under this Plan.  For the avoidance of doubt, all defenses, claims, interests, rights, counterclaims and other equitable relief against Eddystone, including any objections to the standing of Eddystone with respect to any claims, demands, causes of action and related rights asserted by Eddystone, that existed immediately before the Petition Date shall not be released, extinguished, forgiven, compromised, discharged, exculpated, satisfied, enjoined, settled or otherwise impaired or adversely affected by the Plan, the Definitive Documents, this Order, and all such defenses, claims, interests, rights, counterclaims and other equitable relief may be asserted against Eddystone.   In the event of any conflict between this provision of the Order and any other provision of this Order, the Plan, or the Definitive Documents, this provision shall control, and this provision shall preempt any release, injunction, settlement, satisfaction, compromise, discharge, exculpation, enjoining, or other similar provision in the Plan, the Definitive Documents, or this Order.

e.The Chubb Companies.  Notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Disclosure Statement, the Definitive Documents, this Order or any other order of this Bankruptcy Court (including, without limitation, any provision that purports to be preemptory or supervening, grants an injunction, discharge, or release (including those set forth in Article VII of the Plan), requires any party to opt out of or object to any releases, or confers Bankruptcy Court jurisdiction), and as a supplement to Section 5.07 and 5.08 of the Plan:

i.on the Effective Date, all Insurance Policies (including any D&O Liability Insurance Policies) that have been issued at any time by ACE American Insurance Company, Federal Insurance Company and/or each of their U.S.-based affiliates and successors (collectively and together with ESIS, Inc., and as a subset of the Insurers, the “Chubb Companies”) to any of the Debtors and all agreements, documents or instruments relating thereto (or otherwise relating to self-insurance or other Insurance Policies) (collectively, and together with the Settlement Agreement (as defined below), the “Chubb Insurance-Related Contracts”) which identifies any of the Debtors as named insureds or as one of the counterparties thereto shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code, and shall continue in full force and effect thereafter in accordance with their respective terms;

ii.on and after the Effective Date, the Reorganized Debtors shall be liable in full for all of their and the Debtors’ obligations (including the Release and Indemnification Obligations (each as defined below)) under the Chubb Insurance-Related Contracts, regardless of whether any such obligations arise or become due before or after the Effective Date, without the need for Chubb Companies to file a proof of Claim or Administrative Claim or object to any Cure Claim or related notice;

iii.nothing alters or modifies the terms and conditions of the Chubb Insurance-Related Contracts, including any provision governing the termination of the Chubb Insurance-Related Contracts or who is an insured or entitled to coverage thereunder, in any way and nothing releases, discharges, modifies or otherwise alters the Chubb Companies’ interests in (including any security interests in and liens on) any and all letter of credit, cash, accounts, credits and other collateral and security provided or held in relation to the Chubb Insurance-Related Contracts;

iv.nothing shall permit or otherwise effect a sale, assignment or any other transfer of the Chubb Insurance-Related Contracts and/or any rights, proceeds, benefits, claims, rights to payments, or recoveries under or relating thereto without the prior express written consent of the Chubb Companies;

v.the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in the Plan, if and to the extent applicable and nunc pro tunc to the Petition Date, if necessary, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit:  (i) claimants with valid workers’ compensation claims or with valid direct action claims against the Chubb Companies under applicable non-bankruptcy law to proceed with their claims; (ii) the Chubb Companies to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (1) workers’ compensation claims, (2) claims where a claimant asserts a direct claim against the Chubb Companies under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunction set forth in the Plan to proceed with its claim, (3) claims asserted against a non-Debtor affiliate/and or party regardless of whether a Debtor may also be, or is also alleged to be, liable therefor, (4) claims asserted against a non-Debtor affiliate and/or party regardless of whether the applicable Insurance Policy(ies) also provide(s) coverage to any of the Debtors, and (5) all costs in relation to each of the foregoing; (iii) subject to and in accordance with the terms of the Chubb Insurance-Related Contracts and to the extent permissible under applicable non-bankruptcy law, the Chubb Companies to draw against any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) and/or apply such proceeds to the obligations of the Debtors

(and the Reorganized Debtors, as applicable) under the applicable Chubb Insurance-Related Contracts; and (iv) subject to and in accordance with the terms of the Chubb Insurance-Related Contracts and to the extent permissible under applicable non-bankruptcy law, the Chubb Companies to cancel or terminate any Chubb Insurance-Related Contract, and take, in their sole discretion, other actions relating to the Chubb Insurance-Related Contracts (including setting off amounts due by the Debtors or Reorganized Debtors against any amounts due to the Debtors or Reorganized Debtors or against (or otherwise applying) any collateral or security provided by the Debtors or Reorganized Debtors, regardless of when any such amounts arise, become due or when any such collateral or security is provided); provided, however, the Debtors, the Reorganized Debtors and all non-Debtor affiliates and/or parties to the Chubb Insurance-Related Contracts reserve all of their rights, if any, under applicable non-bankruptcy law and the Chubb Insurance-Related Contracts to the extent the Chubb Companies take any action permitted by this paragraph; provided, further that the Debtors, the Reorganized Debtors and all non-debtor affiliates and/or parties to the Chubb-Insurance Related Contracts shall not use the Chapter 11 Cases as a basis to challenge any action of  the Chubb Companies;

vi.nothing releases, discharges, impairs, enjoins, alters or modifies (i) that certain Confidential Settlement Agreement, Full and Final Release and Covenant Not To Sue dated as of January 22, 2021 by and among Ferrellgas, L.P., Ferrellgas Partners, L.P., and Ferrellgas, Inc. and the Indemnity Insurance Company of North America and ACE USA, Inc. (the “Settlement Agreement”), or any terms, conditions or obligations thereunder, including, without limitation, the Release and Indemnification Obligations (each as defined in the Settlement Agreement), or (ii) the Order Granting Motion Of The Debtors Pursuant To Section 105 Of The Bankruptcy Code And Rule 9019 Of The Federal Rules Of Bankruptcy Procedure For An Order

Approving A Settlement Agreement And Granting Related Relief [Docket No. 114] approving the Settlement Agreement, all of which shall survive the occurrence of the Effective Date unaltered; and

vii.nothing releases, discharges, impairs or enjoins in any way as to any of the Plaintiffs (as defined in the Settlement Agreement) the Release and Indemnification Obligations (as defined in the Settlement Agreement).

47.No Bar Date.  Notwithstanding any applicable provision of the Bankruptcy Code, Bankruptcy Rules, or Local Rules, there shall be no requirement for any holder of a Claim to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim, as applicable, under the Plan, provided, however, that notwithstanding the foregoing, Entities must file (a) Claims for payment of an Administrative Expense Claim as set forth in Section 2.01 of the Plan, (b) objections to proposed Cure Costs as set forth in Section 5.03 of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty, and (c) Proofs of Claim on account of the Debtors’ rejection of the Debtors’ Executory Contracts and Unexpired Leases in accordance with Section 5.02 of the Plan.  For the avoidance of any doubt, the foregoing paragraph 47 wi shall not apply to any Claims arising out of or related to the Litigation Actions as such Claims are contingent, Disputed and unliquidated and, therefore, are not Allowed Claims, as defined in the Plan or applicable law.

48.Waiver of Section 341(a) Meeting.  As of the Confirmation Date, the meeting of the Debtors’ creditors under section 341(a) of the Bankruptcy Code (the “Creditors’ Meeting”) has not been convened.  Effective as of the Effective Date, the convening of the Creditors’ Meeting is hereby waived in accordance with the Combined Hearing and Solicitation Order.

49.Waiver of Stay.  The stay of this Order provided by any Bankruptcy Rule (including Bankruptcy Rule 3020(e)), whether for fourteen (14) days or otherwise, is hereby waived, and this Order shall be effective and enforceable immediately upon its entry by the Court.

50.Final Order. This Order is a Final Order and the period in which an appeal must be filed shall commence upon the entry hereof.

51.Binding Effect; Waiver of Bankruptcy Rules 3020(e), 6004(h), and 7062 and Federal Rule of Civil Procedure 62(a).  The 14-day stay provided by Bankruptcy Rules 3020(e), 6004(h), and 7062 and Federal Rule of Civil Procedure 62(a) shall not apply to this Order. Immediately upon the entry of this Order, (a) the provisions of the Plan shall be binding upon (i) the Debtors, (ii) all holders of Claims against, or Interests in, the Debtors, whether or not Impaired under the Plan and whether or not, if Impaired, such holders accepted the Plan, (iii) each Person acquiring property under the Plan, (iv) any other party in interest, (v) any Person making an appearance in the Chapter 11 Cases, and (vi) each of the foregoing’s respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, and (b) the Debtors authorized to consummate the Plan immediately upon entry of this Order.

52.Conflicts with This Order. The provisions of the Plan and this Order shall be construed in a manner consistent with each other so as to effect the purpose of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Order that cannot be so reconciled, then solely to the extent of such inconsistency, the provisions of this Order shall govern, and any provision of this Order shall be deemed a modification of the Plan and shall control and take precedence.  Subject to paragraph 43 of this

Order, the provisions of this Order are integrated with each other and are nonseverable and mutually dependent.

/s/ Mary F. Walrath
Dated: March 5, 2021	MARY F. WALRATH
Wilmington, Delaware	UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
In re:	:	Chapter 11
:
FERRELLGAS PARTNERS, L.P. AND	:	Case No.: 21-10021(MFW)
FERRELLGAS PARTNERS FINANCE CORP.	:	(Jointly Administered)
:
Debtors.	:
x

SECOND AMENDED PREPACKAGED JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF FERRELLGAS PARTNERS, L.P.

AND FERRELLGAS PARTNERS FINANCE CORP.

THIS PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION IS BEING SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING PREPETITION SOLICITATION CONDUCTED IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126.

SQUIRE PATTON BOGGS (US) LLP

Stephen D. Lerner (admitted pro hac vice)

Scott A. Kane (admitted pro hac vice)

201 E. Fourth Street

Suite 1900

Cincinnati, OH 45202

Telephone: 513-361-1200

Facsimile: 513-361-1201

Email:stephen.lerner@squirepb.com

Email:scott.kane@squirepb.com

Jeffrey N. Rothleder (admitted pro hac vice)

Christopher J. Giaimo (admitted pro hac vice)

2550 M Street, NW

Washington, DC 20037

Telephone: 202-457-6000

Facsimile: 202-451-6315

Email:jeffrey.rothleder@squirepb.com

christopher.giaimo@squirepb.com

Maura McIntyre (admitted pro hac vice)

4900 Key Tower

127 Public Square

Cleveland, OH 44114

Telephone: 216-479-8500

Facsimile: 216-479-8780

Email:maura.mcintyre@squirepb.com

CHIPMAN, BROWN, CICERO & COLE, LLP

William E. Chipman, Jr.

Mark Desgrosseilliers

Robert Weber

Hercules Plaza

1313 N. Market Street

Suite 5400

Wilmington, DE 19801

Email:Chipman@chipmanbrown.com

Desgross@chipmanbrown.com

Weber@chipmanbrown.com

Counsel to Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp.

- i -

- ii -

- iii -

Section 11.14	Claims Against Other Debtors	61
Section 11.15	Restructuring Fees	61

- iv -

INTRODUCTION

The Debtors propose the Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code.  Capitalized terms used in the Plan and not otherwise defined shall have the respective meanings set forth in Section 1.01 of the Plan or the Bankruptcy Code.  Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each of the respective Debtors pursuant to the Bankruptcy Code.  Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.  The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable.  The Plan does not contemplate substantive consolidation of any of the Debtors.  Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan and certain related matters.

ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

Section 1.01Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

(i)“2020 Notes” means the 8.625% Senior Notes issued by the Debtors due June 15, 2020.

(ii)“2020 Note Claims” means all Claims against the Debtors arising under, derived from or based upon the 2020 Notes Indenture.

(iii)“2020 Notes Indenture” means that certain Indenture dated as of April 13, 2010, among Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp., as issuers, and U.S. Bank National Association, as trustee, as amended, modified or supplemented from time to time, including pursuant to the First Supplemental Indenture dated as of April 13, 2010, among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp. and U.S. Bank National Association, and the Second Supplemental Indenture, dated as of January 30, 2017, among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp. and U.S. Bank National Association, pursuant to which the 2020 Notes were issued.

(iv)“2020 Notes Indenture Trustee” means U.S. Bank National Association in its capacity as Indenture Trustee under the 2020 Notes Indenture.

(v)“2020 Notes Indenture Trustee Fees and Expenses” means all reasonable and documented fees, indemnities, compensation, expenses, disbursements, advancements, costs, expenses and any other amounts due to the 2020 Notes Indenture Trustee, to the extent provided for under the 2020 Notes Indenture, including, among other things, attorneys’ fees, expenses and disbursements, incurred by the 2020 Notes Indenture Trustee prior to the Petition Date and through and including the Effective Date.

(vi)“Administrative Claim” means any Claim for the costs and expenses of administration of the Chapter 11 Cases pursuant to section 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors, other than the Professional Fee Claims.

(vii) “Administrative Expense Claim Bar Date” means the date that is forty-five (45) days after notice of entry of the Effective Date, which notice shall set forth such deadline and be served on all parties known by the Debtors to hold or potentially hold Administrative Claims.

(viii)“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.  With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if such Person was a Debtor.

(ix)“Allowed” means with respect to any Claim or Interest, except as otherwise provided in the Plan: (i) any Claim or Interest arising on or before the Effective Date (a) as to which no objection to allowance has been interposed within the time period set forth in the Plan or (b) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective Holder, (ii) any Claim or Interest as to which the liability of any of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, (iii) any Claim or Interest as to which any of the Debtors and the Holder of the Claim or Interest agree as to the amount of the Claim or Interest or (iv) any Claim or Interest that is expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, each of the Reorganized Debtors will retain all claims and defenses with respect to Allowed Claims and Allowed Interests that are Reinstated, retained or otherwise Unimpaired pursuant to the Plan.  For the avoidance of doubt, there is no requirement to file a proof of claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan.

(x)“Amended and Restated HoldCo Partnership Agreement” means the partnership agreement of HoldCo that shall be amended and restated in accordance with the Governance Term Sheet on or prior to the Effective Date to effectuate the Restructuring Transactions, subject to the consent rights set forth in the Transaction Support Agreement.

(xi)“Antitrust Action” means that litigation currently centralized in the United States District Court for the Western District of Missouri (Western Division) under the caption In re: Pre-Filled Propane Tank Antitrust Litigation, MDL No. 2567, Master Case No. 14-02567-MD-W-GAF.

(xii)“Antitrust Claim” means the claims for relief, which are contingent and unliquidated claims asserted by the Plaintiffs against HoldCo in the Antitrust Action.

(xiii)“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination or other Claims, Causes of Action or remedies that may be brought by or on behalf of the Company Parties, their Estates, or other parties in interest under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) or other applicable sections of the Bankruptcy Code or under similar or related local, state, federal or foreign statutes and common law, including fraudulent transfer laws.

(xiv)“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

(xv)“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware and, to the extent of any withdrawal of reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

(xvi)“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, promulgated by the Supreme Court of the United States under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

(xvii)“Business Day” means any day other than a Saturday, a Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)) or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

(xviii)“Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks or other similar items.

(xix)“Cause of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license or franchise of any kind or character whatsoever, known or unknown, foreseen or unforeseen, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws).  For the avoidance of doubt, the term “Cause of Action” includes (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to or otherwise contest Claims or Interests, (iii) any claim pursuant to section 362 of the Bankruptcy Code, Avoidance Actions, or chapter 5 of the Bankruptcy Code, (iv) any claim or defense, including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any claim under any state or foreign law, including any fraudulent transfer or similar claim.

(xx)“Chapter 11 Cases” means the cases pending for the Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

(xxi)“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code.

(xxii)“Claims Register” means the official register of Claims against or Interests in any of the Debtors maintained by the Solicitation Agent.

(xxiii)“Class” means any group of Claims or Interests classified by the Plan pursuant to section 1122(a) of the Bankruptcy Code.

(xxiv)“Charging Lien” means any lien or other priority in payment to which the 2020 Notes Indenture Trustee is entitled pursuant to the 2020 Notes Indenture for payment of the 2020 Notes Indenture Trustee Fees and Expenses.

(xxv)“Combined Hearing and Solicitation Order” means Order (I) Scheduling the Combined Hearing on the Adequacy of the Disclosure Statement and Confirmation of the Prepackaged Joint Plan, (II) Establishing Deadlines to Object to the Disclosure Statement and Prepackaged Joint Plan, (III) Approving the Prepetition Solicitation Procedures, (IV) Approving the Form and Manner of the Combined Hearing Notice, (V) Approving Notice and Objection Procedures for the Assumption of Executory Contracts and Unexpired Leases, (VI) Conditionally Directing that a Meeting of Creditors not be Convened, (VII) Waiving the Requirement of Filing Schedules, Statement of Financial Affairs, Rule 2015.3 Reports and Section 341 Meeting of Creditors and (VII) Granting Related Relief [Docket No. 56].

(xxvi)“Company” means Ferrellgas Partners, L.P.

(xxvii)“Company Parties” means, consistent with the Transaction Support Agreement:  (i) HoldCo; (ii) FPFC; (iii) OpCo; (iv) Ferrellgas, Inc.; (v) Ferrellgas GP II, LLC; (vi) Ferrellgas GP III, LLC; (vii) Ferrellgas Finance Corp.; (viii) Ferrellgas Receivables, LLC; (ix) FNA Canada, Inc.; (x) Blue Rhino Global Sourcing, Inc.; (xi) Bridger Logistics, LLC; (xii) Bridger Lake, LLC; (xiii) Bridger Marine, LLC; (xiv) Bridger Administrative Services II, LLC; (xv) Bridger Real Property, LLC; (xvi) Bridger Transportation, LLC; (xvii) Bridger Leasing, LLC; (xviii) Bridger Storage, LLC; (xix) Bridger Rail Shipping, LLC; (xx) J.J. Addison Partners, LLC; (xxi) J.J. Karnack Partners, LLC; (xxii) J.J. Liberty, LLC; (xxiii) Bridger Terminals, LLC; and (xxiv) South C&C Trucking, LLC.

(xxviii)“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

(xxix)“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

(xxx)“Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be, or may have been, continued from time to time.

(xxxi)“Confirmation Order” means the order of the Bankruptcy Court approving the Disclosure Statement and confirming the Plan in the Chapter 11 Cases pursuant to section 1129 of the Bankruptcy Code in a form consistent with the consent rights of the parties to the Transaction Support Agreement.

(xxxii)“Consenting Noteholders” means the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold the 2020 Note Claims that have executed and delivered counterpart signature pages to the Transaction Support Agreement, a Joinder or a Transfer Agreement in each case, to counsel to each of the Company Parties.

(xxxiii)“Consenting Noteholder Advisors” means Davis Polk & Wardwell LLP, Ducera Partners, Morris, Nichols, Arsht & Tunnell LLP and any special or local counsel retained by the Required Consenting Noteholders in connection with the Restructuring Transactions.

(xxxiv)“Consenting Noteholder Fees and Expenses” means the reasonable and documented fees and expenses, accrued since the inception of the respective engagements of the Consenting Noteholder Advisors, which amounts have not previously been paid by, or on behalf of, the Company Parties, including the Pre-Forbearance Fees as required by the Transaction Support Agreement, and which shall be paid in accordance with the Transaction Support Agreement and the Transaction Term Sheet.

(xxxv)“Consummation” means the occurrence of the Effective Date.

(xxxvi)“Cure Claim” means a Claim based upon a monetary default, if any, by a Debtor on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by such Debtor pursuant to sections 365 and 1123 of the Bankruptcy Code.

(xxxvii)“D&O Liability Insurance Policies” means all insurance policies of the Debtors or the Reorganized Debtors or any non-Debtor Affiliate for directors’, officers’, managers’ and any other Insured (as defined in such policy) entities’ liability.

(xxxviii)“Debtors” means HoldCo and FPFC, in their capacity as debtors and debtors-in-possession in the Chapter 11 Cases.

(xxxix)“Definitive Documents” has the meaning set forth in the Transaction Support Agreement.

(xl) “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities chosen by the Reorganized Debtors to make or facilitate distributions pursuant to the Plan, which Entity may include the Solicitation Agent.

(xli)“Disclosure Statement” means the disclosure statement with respect to the Plan, including all exhibits, appendices, schedules, ballots and related documents thereto, as amended, supplemented or modified from time to time, to be approved by the Confirmation Order.

(xlii)“Distribution Date” means the date occurring as soon as reasonably practicable after the Effective Date when distributions under the Plan shall commence.

(xliii)“Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims and Allowed Interests, which date shall be the first Business Day after the day on which the Confirmation Order is entered by the Bankruptcy Court; provided, that the Distribution Record Date shall not apply to any securities of the Debtors or Reorganized Debtors deposited with DTC or any similar entity, the holders of which shall receive a distribution in accordance with customary procedures of DTC or such similar entity.

(xliv)“Eddystone Action” means the litigation currently pending in the United States District Court for the Eastern District of Pennsylvania under the caption Eddystone Rail Company, LLC v. Bridger Logistics, LLC, et al., No. 2:17-cv-00495 (E.D. Pa.).

(xlv)“Eddystone Claim” means the claims for relief, which are contingent and unliquidated claims, asserted by the Plaintiff against Holdco in the Eddystone Action.

(xlvi)“Effective Date” means the first Business Day after the Confirmation Date on which all provisions, terms and conditions specified in Section 8.02 have been either satisfied or waived pursuant to Section 8.03.

(xlvii)“Enjoined Party” means all Entities who have held, hold or may hold Claims or Interests that have been released or discharged or are subject to exculpation pursuant to the Plan.

(xlviii)“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

(xlix)“Equity Security” means any equity security, as defined in section 101(16) of the Bankruptcy Code, in any of the Debtors.

(l)“Estates” means the estates of each of the Debtors created under section 541 of the Bankruptcy Code.

(li)“Exculpated Claim” means any Cause of Action related to any act or omission in connection with, relating to or arising out of the formulation, preparation, entry into, dissemination, negotiation or filing of the Plan and the Disclosure Statement including any and all agreements incorporated therein and related postpetition transactions, any Definitive Document, the New Governance Documents, the 2020 Notes Indenture, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the New Class A Units, the New Class B Units, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release or other agreement or document created or entered into in connection with the Plan or the transactions contemplated therein, the New Governance Documents, the Disclosure Statement, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Class A Units and the New Class B Units pursuant to the Plan, and any other contract, instrument, release or other agreement or document created or entered into during these Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including, to the extent applicable, the issuance of securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other related act or omission, transaction, agreement, event or other occurrence taking place on or after the Petition Date through and including the Effective Date.

(lii)“Exculpated Party” means, collectively, and in each case in its capacity as such:  (i) each of the Debtors; (ii) each of the Reorganized Debtors; (iii) any statutory committees appointed in the Chapter 11 Cases and each of their respective members; and (iv) each Related Party of each Entity in clause (i) through this clause (iii).

(liii)“Exculpation” means the exculpation provision set forth in Section 7.05 hereof.

(liv)“Executory Contract” means a contract to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

(lv)“Existing Governance Documents” means the Debtors’ respective certificate of incorporation, certificate of formation, bylaws, charter, trust agreement, indenture, limited liability company agreement, partnership agreement, shareholder agreement and such other formation and constituent documents in effect prior to the Effective Date.

(lvi) “Existing GP Interests” means the Interests consisting of the “General Partner Units” (as defined in the Prepetition HoldCo Partnership Agreement) of HoldCo.

(lvii)“Existing LP Units Interests” means the Interests consisting of the existing limited partnership “Common Units” (as defined in the Prepetition HoldCo Partnership Agreement) of HoldCo.

(lviii)“Existing OpCo Governance Documents” means OpCo’s certificate of incorporation, certificate of formation, bylaws, charter, trust agreement, indenture, limited liability company agreement, partnership agreement, shareholder agreement and such other formation and constituent documents in effect prior to the Effective Date.

(lix)“FPFC” means Ferrellgas Partners Finance Corp., a Delaware corporation.

(lx)“Final Order” means an order, ruling or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has: (a) not been reversed, stayed, modified, amended, or vacated as to which the time to appeal, petition for certiorari or move for a new trial, stay, reargument, reconsideration or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been timely filed; or (b) as to which any appeal, petition for certiorari or motion for a new trial, stay, reargument, reconsideration or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration or rehearing was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

(lxi)“General Unsecured Claim” means any unsecured Claim against any of the Debtors that is not a 2020 Note Claim, an Intercompany Claim or a Claim that is Secured, subordinated or entitled to priority under the Bankruptcy Code.

(lxii)“Governance Term Sheet” means the term sheet setting forth the modifications to the governance and organizational documents of HoldCo and OpCo (including the Reorganized Debtors) attached to the Transaction Term Sheet as Exhibit B.

(lxiii)“Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity.

(lxiv)“Governmental Unit” means any domestic, foreign, provincial, federal, state, local or municipal (a) government, (b) governmental agency, commission, department, bureau, ministry or other governmental entity or (c) any other governmental unit as defined in section 101(27) of the Bankruptcy Code.

(lxv)“HoldCo” means Ferrellgas Partners, L.P., a Delaware master limited partnership.

(lxvi)“Holder” means any Entity holding a Claim or an Interest, as applicable.

(lxvii)“Impaired” means any Claim or Interest in an Impaired Class.

(lxviii)“Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code.  For the avoidance of doubt, Impaired Classes under the Plan are Classes 4 and 10.

(lxix) “Insurance Policies” means any insurance policies, insurance settlement agreements, coverage-in-place agreements or other agreements related to the provision of insurance entered into by or issued to or for the benefit of any of the Debtors or their predecessors.

(lxx)“Insurer” means a counterparty to any Insurance Policy that is not a Debtor, its predecessors, or Affiliates.

(lxxi)“Intercompany Claim” means any Claim against a Debtor held by a Debtor or a Company Party, including the OpCo Loan Claim.

(lxxii)“Intercompany Interest” means an Interest in FPFC held by HoldCo.

(lxxiii)“Interest” means collectively, (i) any Equity Security, or any other equity, ownership interest (including any such interest in a partnership, limited liability company or other Entity), in any of the Debtors, including the Existing LP Units Interests and Existing GP Interests (ii) any other rights, options, warrants rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any of the Debtors, and (iii) any and all Claims against any of the Debtors that are otherwise determined by the Bankruptcy Court to be an equity interest, including any Claim or debt that is recharacterized as an equity interest or subject to subordination as an equity interest pursuant to section 510(b) of the Bankruptcy Code.

(lxxiv)“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

(lxxv)“Litigation Actions” collectively mean the Antitrust Action and the Eddystone Action.

(lxxvi)“Litigation Claims” collectively means the Antitrust Claim and the Eddystone Claim.

(lxxvii)“Local Rules” means the Local Rules of Bankruptcy Practice and Procedure for the United States Bankruptcy Court for the District of Delaware.

(lxxviii) “New Class A Units” means the “Class A” common units to be issued by HoldCo on the Effective Date subject to the terms and conditions set forth in the Transaction Support Agreement, the Transaction Term Sheet and the Amended and Restated HoldCo Partnership Agreement.

(lxxix)“New Class B Units” means the “Class B” units to be issued by HoldCo on the Effective Date subject to the terms and conditions set forth in the Transaction Support Agreement, the Transaction Term Sheet and the Amended and Restated HoldCo Partnership Agreement.

(lxxx)“New Governance Documents” means the partnership agreement, certificate of incorporation, certificate of formation, bylaws, charter, trust agreement, indenture, limited liability company agreement, shareholder agreement and such other formation and constituent documents of the Reorganized Debtors, including the Amended and Restated HoldCo Partnership Agreement, each of which shall be included in the Plan Supplement and which shall be consistent with the Governance Term Sheet and in form and substance acceptable to the Required Consenting Noteholders.

(lxxxi)“New OpCo Governance Documents” means the partnership agreement of OpCo and all other governance and formation documents of OpCo that shall be amended and restated in accordance with the Governance Term Sheet on or prior to the Effective Date to effectuate the Restructuring Transactions, subject to the consent rights set forth in the Transaction Support Agreement.

(lxxxii)“New OpCo Notes” means the new or additional notes that shall be issued by OpCo upon consummation of the Restructuring Transactions in accordance with the Transaction Term Sheet, subject to consent rights set forth in the Transaction Support Agreement.

(lxxxiii)“New OpCo Notes Documents” means the documents necessary to effectuate the incurrence of the New OpCo Notes, subject to the consent rights set forth in the Transaction Support Agreement.

(lxxxiv)“New Senior Preferred Units” means the new preferred equity to be issued by OpCo upon consummation of the Restructuring Transactions in accordance with the Transaction Term Sheet, subject to the consent rights set forth in the Transaction Support Agreement.

(lxxxv)“New Revolving Credit Facility” means the credit facility that OpCo shall enter into upon consummation of the Restructuring Transactions in accordance with the Transaction Term Sheet, subject to the consent rights set forth in the Transaction Support Agreement.

(lxxxvi)“New Revolving Credit Agreement” means the agreement necessary to effectuate the incurrence of the New Revolving Credit Facility, subject to the consent rights set forth in the Transaction Support Agreement.

(lxxxvii)“OpCo” means Ferrellgas, L.P.

(lxxxviii)“OpCo 2025 Secured Noteholder” means any holders of the OpCo 2025 Secured Notes.

(lxxxix)“OpCo 2025 Secured Notes” mean the notes issued under the OpCo 2025 Secured Notes Indenture.

(xc)“OpCo 2025 Secured Notes Guaranty” means the guaranty of payment executed by HoldCo, as provided for in Article 11 of the OpCo 2025 Secured Notes Indenture.

(xci)“OpCo 2025 Secured Notes Indenture” means that certain Indenture dated April 16, 2020, among Ferrellgas, L.P. and Ferrellgas Finance Corp., as Issuers, and Delaware Trust Company, as trustee and collateral agent, pursuant to which the OpCo 2025 Secured Notes were issued.

(xcii)“OpCo Transactions” has the meaning set forth in the Transaction Term Sheet.

(xciii)“OpCo Loan Claim” means any Claim held by the OpCo on account of, arising under, or relating to, the OpCo Loan.

(xciv)“OpCo Loan” means that certain unsecured loan from OpCo in the principal amount of Nineteen Million, Nine Hundred Thousand Dollars ($19,900,000), which loan is evidenced by a Promissory Note in favor of OpCo, which shall be consistent with the Transaction Support Agreement, including the consent rights thereunder, and which, on the Effective Date, shall be treated as an Intercompany Claim under the Plan and Reinstated in accordance with its terms.

(xcv)“Other Existing Equity Interests” means any Interests in HoldCo (other than Existing GP Interests and Existing LP Units Interests), including Subordinated Claims and any claim, interest, or other equity-related rights associated with any equity-related agreements that are not Existing GP Interests or Existing LP Units Interests.

(xcvi)“Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (i) an Administrative Claim, (ii) a Professional Fee Claim or (iii) a Priority Tax Claim.

(xcvii)“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental authority.

(xcviii)“Petition Date” means the first date on which either of the Debtors commences a Chapter 11 Case.

(xcix)“Plan” means this Second Amended Prepackaged Joint Chapter 11 Plan of Reorganization of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp., either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Transaction Support Agreement or the terms hereof, as the case may be, and the Plan Supplement, subject to the consent rights of the Required Consenting Noteholders set forth in the Transaction Support Agreement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

(c)“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules and exhibits to the Plan including, among other things, as applicable: (i) the New Governance Documents; (ii) the Schedule of Retained Causes of Action; (iii) the Rejected Executory Contract and Unexpired Lease List; (iv) the Amended and Restated HoldCo Partnership Agreement; and (v) any other necessary documentation related to the Restructuring Transactions (in each case, as may be altered, amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be filed by the Debtors on or before February 5, 2021 as provided for in the Combined Hearing and Solicitation Order; provided that, through the Effective Date, the Debtors, subject to the consent rights in the Transaction Support Agreement, shall have the right to amend documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of the Plan and the Transaction Support Agreement.

(ci)“Prepetition HoldCo Partnership Agreement” means Fifth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of June 5, 2018, entered into by and among Ferrellgas, Inc., as the general partner, the Persons who are limited partners in the partnership as of the date thereof and those Persons who become partners in the partnership or parties thereto as provided therein in effect prior to the Petition Date.

(cii)“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

(ciii)“Pro Rata” means, with respect to an Allowed Claim, the percentage represented by a fraction (i) the numerator of which shall be an amount equal to such Claim and (ii) the denominator of which shall be an amount equal to the aggregate amount of Allowed and estimated Claims in the same Class as such Claim, except in cases where Pro Rata is used in reference to multiple Classes, in which case Pro Rata means the portion that such Holder’s Claim in a particular class bears to the aggregate amount of all Allowed and estimated Claims in such multiple Classes.

(civ)“Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331 and 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

(cv)“Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals that such Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II of the Plan.

(cvi)“Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.

(cvii)“Professional Fee Escrow Account” means an interest-bearing account to be funded by the Debtors with Cash on or prior to the Effective Date in an amount equal to the Professional Fee Amount.

(cviii)“Reinstated” means, with respect to any Claim or Interest, that the Claim or Interest shall not be discharged hereunder and the Holder’s legal, equitable and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation, rendering such Claim or Interest unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstate” or “Reinstatement” shall have correlative meanings.

(cix)“Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases (if any) that will be rejected by the Reorganized Debtors pursuant to the Plan , which list, as may be amended from time to time, shall be included in the Plan Supplement.

(cx)“Related Party” means, each of, and in each case in its capacity as such, current and former affiliates, directors, trustees, managers, officers, investment committee, members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, employees, agents, management companies, fund advisors or managers, managed funds (including any beneficial holders for the account of whom such funds are managed), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors (including, for the avoidance of doubt, any attorneys, investment bankers or other professionals and advisors retained by any current and former director and manager in his or her capacity as director or manager of such person) and any such Person’s or Entity’s respective heirs, executory, estates and nominees.

(cxi)“Released Party” means, collectively, and in each case in its capacity as such: (i) each of the Debtors; (ii) each of the Reorganized Debtors; (iii) the Company Parties; (iv) Ferrell Companies, Inc.; (v) the Ferrell Companies, Inc. Employee Stock Ownership Plan; (vi) James E. Ferrell; (vii) the Consenting Noteholders and Consenting Noteholder Advisors; (viii) the 2020 Notes Indenture Trustee; (ix) each Holder of a 2020 Note Claim; (x) each Holder of an Existing LP Units Interest; (xi) all (a) Holders of Claims that vote to accept the Plan or who do not affirmatively opt out of the release as provided by the Plan by checking the box on the applicable form indicating that they opt out to grant the release provided in the Plan and who do not object to the Plan and (b) Holders of Interests that vote to accept the Plan; (xii) each current and former Affiliate of each Entity that is a Released Party in respect to clause (i) through the following clause (xiii); and (xiii) each Related Party of a Released Party in respect to each of the foregoing in clauses (i) through (xiii); provided, that any Holder of a Claim in the foregoing clause (ix) that opts out of the releases or objects to the Plan in respect of the releases shall not be a “Released Party”; provided, further, that any Holder of Interests in the foregoing clause (x) that (1) opts out of the releases or objects to the Plan in respect of the releases or (2) did not vote to accept or reject the

Plan and did not opt out of the releases or otherwise object to the releases by filing an objection thereto with the Bankruptcy Court shall not be a “Released Party.”

(cxii)“Releasing Party” means, collectively, and in each case in their capacity as such: (i) each Released Party; (ii) all Holders of Claims or Interests that vote to accept the Plan; (iii) all Holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable form indicating that they opt not to grant the releases provided in the Plan; (iv) all Holders of Claims or Interests that vote to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable form indicating that they opt not to grant the releases provided in the Plan; (v) all Holders of all Claims or Interests that are presumed to accept the Plan or deemed to reject the Plan and do not affirmatively elect to opt out of the releases by timely filing with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release; (vi) each current and former Affiliate of each Entity in clause (i) through the following clause (vii); and (vii) each Related Party with respect to each of the foregoing in clauses (i) through (vii); provided, any Holder of Interests that (y) did not vote to accept or reject the Plan and (z) did not otherwise object to the Third-Party Release by filing an objection thereto with the Bankruptcy Court shall not be a “Releasing Party.”

(cxiii)“Reorganized Debtors” means, collectively, HoldCo and FPFC, and any successor thereto, by merger, consolidation or otherwise, as reorganized pursuant to and under the Plan, on or after the Effective Date.

(cxiv)“Required Consenting Noteholders” means, on the date of determination, at least two unaffiliated Consenting Noteholders holding greater than 50% of the aggregate amount of the outstanding 2020 Note Claims held by all Consenting Noteholders.

(cxv)“Restructuring Fees” means, collectively, the Consenting Noteholder Fees and Expenses and the 2020 Notes Indenture Trustee Fees and Expenses.

(cxvi)“Restructuring Transactions” means the transactions set forth in the Transaction Support Agreement, the Transaction Term Sheet attached thereto and all other exhibits to the Transaction Support Agreement or the Transaction Term Sheet that shall be implemented on or prior to the Effective Date.

(cxvii)“Retained Causes of Action” means all claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any of the Debtors or their Estates may hold against any Entity, including (a) Avoidance Actions; (b) claims and Causes of Action brought prior to the Effective Date, (c) claims and Causes of Action against any Entities for failure to pay for products or services provided or rendered by any of the Debtors, (d)  claims and Causes of Action relating to strict enforcement of any of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, including claims against third parties for infringement of any such intellectual property rights or other misuse of such intellectual property, and (e) claims and Causes of Action seeking the recovery of any of the Debtors’ accounts receivable or other receivables or rights to payment created or arising in connection with any of the Debtors’ businesses, including claim overpayments and tax refunds; provided that the Retained

Causes of Action shall not include all Causes of Action settled, released, or exculpated under the Plan, including the releases in Article VII.

(cxviii)“Schedules” means, collectively and if any are required, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs, if any, filed by each of the Debtors pursuant to section 521 of the Bankruptcy Code and the applicable Bankruptcy Rules, as such Schedules may be amended, modified or supplemented from time to time, solely to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

(cxix)“Secured” means, when referring to a Claim: (a) secured by a Lien on property in which an Estate of any of the Debtors against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estates’ interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to the Plan as a Secured Claim.

(cxx)“Secured Claim” means any Claim that is Secured other than the Claim resulting from the OpCo 2025 Secured Notes Guaranty.

(cxxi)“Solicitation Agent” means Prime Clerk LLC.

(cxxii)“Subordinated Claim” means a Claim that is subordinated pursuant to section 510(b) of the Bankruptcy Code or any other applicable law.

(cxxiii) “Third-Party Release” means the release set forth in Section 7.03 of the Plan.

(cxxiv)“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of December 10, 2020, by and among the Debtors party thereto and the other parties thereto, as may be amended, modified or supplemented from time to time in accordance with its terms.

(cxxv)“Transaction Term Sheet” means the Transaction Term Sheet attached to the Transaction Support Agreement as Exhibit A.

(cxxvi)“Unexpired Lease” means a lease to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

(cxxvii)“Unimpaired” means a Claim or Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

(cxxviii)“U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

(cxxix)“Voting Deadline” means 5 p.m. (prevailing Eastern Time) on January 22, 2021.

Section 1.02Rules of Interpretation

For the purposes of the Plan: (i) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neutral gender shall include the masculine, feminine and neutral gender; (ii) unless otherwise specified, any reference herein to a contract, lease, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (iii) unless otherwise specified, any reference herein to an existing document, schedule or exhibit having been filed or to be filed shall mean that document, schedule or exhibit, as it may thereafter be amended, modified or supplemented; (iv) unless otherwise specified, all references herein to “Sections” and “Articles” are references to Sections and Articles hereof or hereto; (v) unless otherwise stated, the words “herein,” “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions, headings to Articles and subheadings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (vii) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (viii) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (ix) any immaterial effectuating provisions may be interpreted by the Debtors or Reorganized Debtors, as applicable, in a manner that is consistent with the overall purpose and intent of the Plan without further Bankruptcy Court order; (x) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (xi) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (xii) any reference herein to the word “including” or any word of similar import shall be read to mean “including without limitation”; (xiii) the word “or” shall not be exclusive; (xiv) all references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s Case Management/Electronic Case Files system; and (xv) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws.

Section 1.03Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

Section 1.04Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the jurisdiction of incorporation of the Debtors or Reorganized Debtors, as applicable.

Section 1.05References to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

Section 1.06Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Company, the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

Section 1.07Consent Rights of Required Consenting Noteholders

Notwithstanding anything herein to the contrary, any and all consent rights of the Required Consenting Noteholders, and as set forth in the Transaction Support Agreement (or otherwise) with respect to the form and substance of the Plan, the Plan Supplement and the other Definitive Documents, including any amendments, restatements, supplements or other modifications to such documents, or with respect to any other document, actions or anything else referred to herein, and any consents, waivers or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.01 hereof) and fully enforceable as if stated in full herein.  In case of a conflict between the consent or approval rights of such parties set forth in the Transaction Support Agreement with the consent rights of such parties set forth in the Plan, the Plan Supplement, and any other documents contemplated under the Plan, the consent or approval rights in the Transaction Support Agreement shall control.

Section 1.08Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects, subject to the consent rights of the Required Consenting Noteholders in the Transaction Support Agreement.  In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the Plan or the Confirmation Order, as applicable, shall control unless otherwise specified in the Confirmation Order and subject to consent rights set forth in the Transaction Support Agreement.  In the event of an inconsistency between the Plan and any other instrument or document created or executed pursuant to the Plan, the Plan shall control.  The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of the Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of the Plan.

ARTICLE II

ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS AND STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III, are not entitled to vote on the Plan and shall receive the following treatment:

Section 2.01Administrative Claims

Except to the extent that a Holder of an Allowed Administrative Expense Claim and the Debtors or Reorganized Debtors, as applicable, agrees to a less favorable treatment, or as otherwise provided in the Plan, each Holder of an Allowed Administrative Claim against any of the Debtors shall receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (i) if an Administrative Claim is Allowed on or prior to the Effective Date, within thirty (30) Business Days after the Effective Date, or as soon as reasonably practicable thereafter, (ii) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) Business Days after such Administrative Claim is Allowed, or as soon as reasonably practicable thereafter; or (iii) at such time and upon such terms as set forth in an order of the Bankruptcy Code; provided that Administrative Claims incurred by any Debtor in the ordinary course of such Debtor’s business may be paid in the ordinary course of business by the Debtors, consistent with past practice and in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.  For the avoidance of any doubt, Administrative Claim shall exclude any Claims arising pursuant to 28 U.S.C. § 1930 or Section 503(b)(1)(D) of the Bankruptcy Code.

Section 2.02Professional Fee Claims

(i)	Final Fee Application and Payment of Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than forty-five (45) days after the Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court in the Chapter 11 Cases.  The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from (but not limited by the estimates provided for in Section 2.02(iii)) the Professional Fee Escrow Account.  Any objections to Professional Fee Claims must be filed and served on the

Debtors and the Reorganized Debtors and the requesting party no later than thirty days after service of the final request for payment of Professional Fee Claims.

(ii)	Professional Fee Escrow Account

Prior to the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount.  The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals.  Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors other than the Reorganized Debtors’ reversionary interest therein.  The amount of Professional Fee Claims owing to the Professionals on and after the Confirmation Date shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account, without interest or other earnings therefrom, as soon as reasonably practicable after such Claims are Allowed by a Bankruptcy Court order.  When all Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(iii)	Professional Fee Amount Estimates

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date and shall deliver such estimate to the Debtors no later than one (1) Business Day before the Effective Date; provided, however, that such estimates shall not be considered an admission, cap or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the Estimates. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional.

(iv)	Post-Confirmation Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional or other fees and expenses related to implementation of the Plan and Consummation, incurred by the Debtors or any Professional following the Confirmation Date. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional for services rendered or expenses incurred after the Confirmation Date in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.  For the avoidance of doubt, no Consenting Noteholder Advisor is a Professional.

Section 2.03Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim has been paid by the Debtors before the Effective Date, or the applicable Reorganized Debtor and such Holder agree to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors, one of the following treatments: (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim within five (5) Business Days after the Effective Date; (ii) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installments over a period not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (iii) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

The Reorganized Debtors shall have the right, in their sole discretion, to pay any Allowed Priority Tax Claim or any remaining balance of an Allowed Priority Tax Claim (together with accrued but unpaid interest) in full at any time on or after the Effective Date without premium or penalty.

Section 2.04Statutory Fees

The Debtors shall pay in full, in Cash, any fees due and owing to the U.S. Trustee, including quarterly fees payable under 28 U.S.C. §1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 (if any), on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ business at the time of Confirmation.  On and after the Effective Date, to the extent the Chapter 11 Cases remain open, and for so long as any Reorganized Debtor remains obligated to pay quarterly fees, each and every Reorganized Debtor shall pay quarterly fees to the Office of the United States Trustee until the earliest of the time that a case is closed, converted or dismissed.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

Section 3.01Deemed Substantive Consolidation

The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order deeming the substantive consolidation of the Debtors’ Estates into a single Estate for certain limited purposes related to the Plan, including voting, Confirmation and distribution.  As a result of the deemed substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate legal existence of the Debtors.  The Plan will not result in the merger or otherwise affect the separate legal existence of each Debtor, other than with respect to voting and distribution rights under the Plan.

Section 3.02Classification of Claims and Interests

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or Interest is in a particular Class for the purposes of voting on, and receiving distributions pursuant to, the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released, withdrawn or otherwise settled before the Effective Date.  A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

Section 3.03Summary of Classification for the Reorganized Debtors

The following chart represents the general classification of Claims and Interests for the Debtors pursuant to the Plan.  To the extent there are no Allowed Claims or Allowed Interests in a particular Class, such Class is deemed to be omitted with respect to the Debtors.

Class	Claim	Impairment	Entitled to Vote
1	Secured Claims	Unimpaired	No (deemed to accept)
2	2025 OpCo Secured Notes Guaranty	Unimpaired	No (deemed to accept)
3	Other Priority Claims	Unimpaired	No (deemed to accept)
4	2020 Note Claims	Impaired	Yes
5	Litigation Claims	Unimpaired	No (deemed to accept)
6	General Unsecured Claims	Unimpaired	No (deemed to accept)
7	Intercompany Claims	Unimpaired	No (deemed to accept)
8	Intercompany Interests	Unimpaired	No (deemed to accept)
9	Existing GP Units	Unimpaired	No (deemed to accept)
10	Existing LP Units Interests	Impaired	Yes
11	Other Existing Equity Interests	Impaired	No (deemed to reject)

Section 3.04Classification and Treatment of Claims and Interests

Subject to Section 3.05 to the extent applicable, each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the (i) Reorganized Debtors and, to the extent applicable under the Transaction Support Agreement, the Required Consenting Noteholders, and (ii) the Holder of such Allowed Claim or Allowed Interest, as applicable.  Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter or as soon as practicable after a particular Claim or Interest becomes Allowed.

(i)	Class 1 – Secured Claims

Classification: Class 1 consists of any Secured Claims against the Debtor.

Treatment: Except to the extent that a Holder of an Allowed Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s) or Reorganized Debtor(s) and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, either:

i.	payment in full in Cash of its Allowed Secured Claim;

ii.	delivery of collateral securing any such Allowed Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

iii.	Reinstatement of its Allowed Secured Claim; or

iv.	such other treatment rendering its Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Impairment and Voting:  Class 1 is Unimpaired under the Plan.  Holders of Allowed Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Secured Claims.

(ii)	Class 2 – OpCo 2025 Secured Notes Guaranty

Classification:  Class 2 consists of the OpCo 2025 Secured Notes Guaranty.

Treatment: On the Effective Date, each Holder of an Allowed Claim arising under the OpCo 2025 Secured Notes Guaranty shall receive, in full satisfaction of such claim, Reinstatement of its Allowed Claim or such other treatment rendering its Allowed Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Impairment and Voting:  Class 2 is Unimpaired under the Plan.  Holders of Allowed Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

(iii)	Class 3 – Other Priority Claims

Classification:  Class 3 consists of all Other Priority Claims against the Debtor.

Treatment:  Each Holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim.

Impairment and Voting:  Class 3 is Unimpaired under the Plan.  Holders of Allowed Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

(iv)	Class 4 – 2020 Note Claims

Classification:  Class 4 consists of all 2020 Note Claims.

Allowance:  The 2020 Note Claims are Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $357,000,000, plus any accrued and unpaid interest at the contractual rate, including the Default Rate (as defined in the 2020 Notes Indenture) to the extent applicable, up to and including the Petition Date, plus all other fees, costs, charges and other expenses provided for under the 2020 Notes Indenture, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any Entity.

Treatment:  On the Effective Date, except to the extent that a Holder of an Allowed 2020 Note Claim agrees to less favorable treatment of its Allowed Claim, and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, in full and final satisfaction, settlement, release and discharge of, and in exchange for such 2020 Note Claims, each such holder thereof shall receive, such Holder’s Pro Rata share of 100% of the New Class B Units.

Impairment and Voting: Class 4 2020 Note Claims are Impaired and the Holders thereof are entitled to vote to accept or reject the Plan.

(v)	Class 5 – Litigation Claims

Classification:  Class 5 consists of the Litigation Claims.

Treatment: On the Effective Date, each Holder of a Litigation Claim arising out of either the Antitrust Action or the Eddystone Action shall receive, in full satisfaction of such claim, Reinstatement of its Claim or such other treatment rendering its Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.  For the avoidance of any doubt, nothing in the Plan shall deem any claim arising out of either the Antitrust Action or the Eddystone Action as Allowed or affect any claim or defense related to or arising out of the either the Antitrust Action or Eddystone Action and the Debtors reserve all rights, defenses, counterclaims, and setoffs related thereto.

Impairment and Voting:  Class 5 is Unimpaired under the Plan.  Holders of Claims in Class 5 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

(vi)	Class 6 – General Unsecured Claims

Classification:  Class 6 consists of General Unsecured Claims.

Treatment: Each Holder of Allowed Claim in Class 6 shall have its Claim Reinstated.

Impairment and Voting:  Class 6 is Unimpaired under the Plan.  Holders of Allowed Claims in Class 6 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

(vii)	Class 7 – Intercompany Claims

Classification:  Class 7 consists of all Intercompany Claims against the Debtor, including the OpCo Loan Claim.

Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor(s) and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, either (a) Reinstated or (b)

canceled and released; provided, however, that the OpCo Loan Claim shall be Reinstated and shall not be canceled and released.

Impairment and Voting:  Class 7 is Unimpaired under the Plan.  Holders of Allowed Claims in Class 7 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

(viii)	Class 8 – Intercompany Interests

Classification:  Class 8 consists of all Intercompany Interests.

Treatment: Each Allowed Intercompany Interest shall be, at the option of the applicable Debtor(s), and with the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, either (a) Reinstated or (b) canceled and released.

Impairment and Voting:  Class 8 is Unimpaired under the Plan.  Holders of Allowed Interests in Class 8 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Interests.

(ix)	Class 9 – Existing GP Units

Classification:  Class 9 consists of all Existing GP Units in the Debtors.

Treatment:  On the Effective Date, all Existing GP Units in the Debtors shall be Reinstated and governed in accordance with the Governance Term Sheet.

Impairment and Voting:  Class 9 is Unimpaired under the Plan.  Holders of Allowed Interests in Class 9 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Interests.

(x)	Class 10 – Existing LP Units Interests

Classification:  Class 10 consists of any and all Existing LP Units Interests in the Debtors.

Treatment:  On the Effective Date, each Holder of an Allowed Existing LP Units Interest in HoldCo on account of such Interest shall receive or retain such Holder’s Pro Rata share of 100% of the New Class A Units, subject to dilution by the New

Class A Units issued upon any future conversion of the New Class B Units.  Each Holder of an Allowed Existing LP Units Interest in HoldCo shall receive or retain one (1) New Class A Unit for every twenty (20) Existing LP Units currently owned.

Impairment and Voting:  Class 10 Existing LP Units Interests are Impaired and the Holders thereof are entitled to vote to accept or reject the Plan.

(xi)	Class 11 – Other Existing Equity Interests

Classification:  Class 11 consists of all Other Existing Equity Interests in the Debtors.

Treatment:  On the Effective Date, all Other Existing Equity Interests in the Debtors will be canceled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests.

Impairment and Voting:  Class 11 is Impaired under the Plan.  Holders of Allowed Claims in Class 11 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Claims.

Section 3.05Special Provisions Regarding Reinstated Unimpaired Claims

Except as otherwise provided in the Plan, the Plan Supplement, the Transaction Support Agreement or in the Confirmation Order, nothing in the Plan shall affect any, and the Debtors and the Reorganized Debtors shall retain all, rights regarding legal and equitable defenses, counterclaims, rights to setoff, and rights to recoupment, if any, as to Unimpaired Claims that are Reinstated.  Holders of Unimpaired Claims that are Reinstated shall not be required to file a proof of claim with the Bankruptcy Court and shall retain all their rights under applicable nonbankruptcy law to pursue their Unimpaired Claims.  Notwithstanding anything to the contrary in the Plan, subject to Article VII, Unimpaired Claims shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan, unless and until such Unimpaired Claim has been either (a) paid in full (i) on terms agreed to between the Holder of such Unimpaired Claim and the Debtors or the Reorganized Debtors, as applicable, (ii) in the Allowed amount of such Unimpaired Claim as determined by applicable law or (iii) in accordance with the terms and conditions of the applicable documentation or laws giving rise to such Unimpaired Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction.  If the Debtors or the Reorganized Debtors, as applicable, disputes any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated pursuant to applicable non-bankruptcy law.

Section 3.06Voting Classes, Presumed Acceptance by Non-Voting Classes

Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.  If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

Section 3.07Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of a Claim that is Reinstated, an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Section 3.08Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

Section 3.09Intercompany Interests

To the extent retained under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but solely for administrative convenience and due to the importance of maintaining the prepetition corporate structure.

Section 3.10Subordinated Claims

The allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to Section 510 of the Bankruptcy Code, and subject to the Transaction Support Agreement, the Debtors or the Reorganized Debtors, as applicable, reserves the right to re-classify any Allowed Claim in accordance with any contractual, legal or equitable subordination relating thereto.

Section 3.11	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors reserve the right, subject to the prior consent of the Required Consenting Noteholders, to modify the Plan in accordance with Article IX hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including the right to modify the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 4.01Restructuring Transactions

On the Effective Date, and pursuant to the Plan, the Debtors or the Reorganized Debtors, as applicable, shall (as agreed to by the Required Consenting Noteholders consistent with the terms of the Transaction Support Agreement) consummate the Restructuring Transactions set forth in the Transaction Term Sheet in order to effectuate the Debtors’ financial reorganization consistent with the terms of the Plan.  Without limiting the foregoing, before, on or as soon as reasonably practicable after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, and their respective officers and members of the Governing Body, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, including: (i) the execution, delivery, filing, registration or recordation of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, the Plan Supplement and the Transaction Support Agreement; (ii) the execution, delivery, filing, registration or recordation of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Plan Supplement and the Transaction Support Agreement and having other terms to which the applicable Entities may agree; (iii) the execution, delivery and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable New Governance Documents; (iv) such other transactions that are required to effectuate the Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law; provided that all such actions are consented to by the Required Consenting Noteholders, which consent shall not be unreasonably withheld.  Pursuant to sections 363 and 1123 of the Bankruptcy Code, the Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan. The authorizations and approvals contemplated by this Section 4.01 shall be effective notwithstanding any requirements under non-bankruptcy law.

Section 4.02Sources of Cash for Plan Distributions

Any Cash payments or distributions required to be made hereunder shall be obtained from existing Cash of the Debtors, including Cash from the OpCo Loan.

Section 4.03Reinstatement of the OpCo 2025 Secured Notes Guaranty

On the Effective Date or as soon as reasonably practicable thereafter, the OpCo 2025 Secured Notes Guaranty previously issued by the Debtors shall be Reinstated as of the Effective Date.

Section 4.04Continued Corporate Existence

Except as otherwise provided in the Plan, the Debtors, as Reorganized Debtors, shall continue to exist after the Effective Date as separate corporate entities, limited liability companies, partnerships or other form, with all the powers of a corporation, limited liability company, partnership or other form, pursuant to the applicable law in the jurisdiction in which the Debtors are incorporated or formed pursuant to the New Governance Documents.

Section 4.05Existing Governance Documents

The Existing Governance Documents of the Debtors in effect prior to the Effective Date shall be amended or restated and replaced by the New Governance Documents on or prior to the Effective Date, subject in each case to the consent rights of the Required Consenting Noteholders as set forth in the Transaction Support Agreement.  Solely to the extent required under the Plan, the Bankruptcy Code, or applicable non-bankruptcy law or necessary to effectuate the transactions contemplated by the Plan, on or immediately prior to the Effective Date, the Reorganized Debtors shall file the New Governance Documents (in a manner acceptable to the Debtors and the Required Consenting Noteholders and consistent with the Transaction Support Agreement) with the applicable Secretary of State and/or other applicable authorities in the state of incorporation or formation or otherwise (as the case may be) in accordance with the applicable federal laws or state laws of the respective state.  The New Governance Documents shall be deemed to be amended pursuant to the Plan and shall require no further action or approval (other than any requisite filings required under applicable non-bankruptcy law).  The New Governance Documents shall be in the form filed with the Plan Supplement, shall be as set forth in the Governance Term Sheet and shall be acceptable in form and substance to the Required Consenting Noteholders. After the Effective Date, the Reorganized Debtors may amend and restate their New Governance Documents subject to the consent rights set forth in the Governance Term Sheet, which shall be incorporated into the Amended and Restated HoldCo Partnership Agreement, as applicable, and may file such documents as permitted by the laws of the respective states without further authorization from the Bankruptcy Court.

Section 4.06Members of the Governing Bodies

As of the Effective Date, and subject to the Transaction Support Agreement, the existing members of the Reorganized Debtors’ Governing Bodies shall remain in their current capacities as members of such Governing Body of the applicable Reorganized Debtor, unless or until replaced or removed in accordance with the New Governance Documents of the Reorganized Debtors in the sole discretion of such Reorganized Debtor.  Prior to the Effective Date, the New Class B Units shall be permitted to designate one (1) independent director to the Board of Directors of non-Debtor Affiliate Ferrellgas, Inc., which director shall be acceptable to OpCo and HoldCo, which acceptance shall not be unreasonably withheld, and which director shall not be affiliated with any Consenting Noteholder.  The New Governance Documents of the Reorganized Debtors shall be as set forth in the Governance Term Sheet and shall be acceptable in form and substance to the Required Consenting Noteholders.  For the avoidance of doubt, the identities of the members of the Board of Directors of the HoldCo’s general partner, Ferrellgas, Inc., and officers of the Reorganized Debtors shall be consistent with the Transaction Support Agreement and set forth in the Plan Supplement.  To the extent any such officer of the Reorganized Debtors is an “insider” as defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such trustee and officer shall also be disclosed in the Plan Supplement.

Section 4.07Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Transaction Support Agreement or any agreement, instrument or other document incorporated therein, on the Effective Date, all property of the Estates and all Causes of Action of the Debtors (except those released pursuant to the Debtor Releases) shall vest in the applicable Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Reorganized Debtors’ obligations under the Plan).  On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interest or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation order.

Section 4.08Section 1145 Exemption

Except with respect to any Person that is an underwriter as defined in section 1145(b) of the Bankruptcy Code, the offer, issuance, sale or distribution under the Plan of the New Class A Units, the New Class B Units issued to Holders of the Allowed 2020 Note Claims and the New Class A Units issuable upon the conversion of the New Class B Units shall all be exempt from registration under Section 5 of the Securities Act (or any State or local law requiring registration for offer or sale of a security) under section 1145 of the Bankruptcy Code.  The offer, issuance, sale or distribution under the Plan of the New Class A Units, the New Class B Units and the New Class A Units issuable upon conversion of the New Class B Units to Affiliates of the Debtors will be subject to the restrictions on resale of securities held by Affiliates of an issuer.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Class A Units or the New Class B Units through the facilities of DTC or any similar entity, and presuming DTC agrees to such request, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such New Class A Units or the New Class B Units under applicable securities laws.

Notwithstanding anything to contrary in the Plan, no entity, including, for the avoidance of doubt, DTC or any similar entity, may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Class A Units or the New Class B Units issued under the Plan are exempt from registration and/or eligible for book-entry delivery, settlement and depository services.

Section 4.09Cancellation and Surrender of Instruments and Agreements

On the Effective Date, except for the purpose of evidencing a right to and allowing Holders of Claims and Interests to receive a distribution under the Plan or to the extent otherwise specifically provided for in the Plan, (i) all rights of any Holder of Interests in the Debtors, including options or warrants to purchase Interests, or obligating the Debtors to issue, transfer or sell Interests in the Debtors, shall be cancelled; and (ii) all notes and indentures of the Debtors, including, without limitation, the 2020 Notes Indenture and the 2020 Notes, shall cease to be effective, and the 2020 Notes Trustee shall not have any continuing duties or obligations thereunder and shall be discharged; provided, however, and for the avoidance of doubt, this Section 4.09 shall not operate to cancel, discharge or otherwise modify or affect the OpCo 2025 Secured Notes Guaranty.

Upon receipt of a distribution on account of its 2020 Notes Claim, on the Effective Date under the Plan, each record holder of such Claim shall be deemed to have delivered its 2020 Notes, in accordance with the 2020 Notes, 2020 Notes Indenture or other agreement that governs the rights of such Holder of such Claim, and all such delivered 2020 Notes shall be deemed to be canceled, and the 2020 Notes Indenture shall be deemed terminated, as to the Debtors pursuant to this Section 4.09, except to the extent otherwise provided herein.

Except as otherwise set forth herein, the 2020 Notes Indenture shall terminate as of the Effective Date, except as necessary to (i) enforce the rights and Claims of the 2020 Notes Indenture Trustee vis-à-vis the applicable Holders and any parties other than the Debtors, (ii) allow the 2020 Notes Indenture Trustee to receive distributions under the Plan and to distribute them to the Holders (subject to any applicable Charging Lien) in accordance with the terms of the applicable documents, (iii) preserve any rights of the 2020 Notes Indenture Trustee and any predecessor thereof as against any money or property distributable to Holders of 2020 Note Claims, including, without limitation, preserving the 2020 Notes Indenture Trustee’s right to payment of fees and expenses, and allowing the maintenance, exercise, and enforcement of any Charging Lien and priority of payment rights for the payment of fees and expenses, including the applicable Charging Lien and priority of payment rights under the 2020 Notes Indenture, or any related or ancillary document, instrument, agreement, or principle of law, against any money or property distributed or allocable on account of such Claims, as applicable; (iv) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the 2020 Notes Indenture Trustee in connection with the implementation of the Plan; (v) preserve the right of 2020 Notes Indenture Trustee to exculpation and indemnification from the Debtors pursuant and subject to the terms of the 2020 Notes Indenture; (vi) preserve the 2020 Notes Indenture Trustee’s right to appear and be heard in the Chapter 11 Cases or in any other proceeding in the Bankruptcy Court, including but not limited to enforcing any obligations owed to any such Indenture Trustee under the Plan or Confirmation Order.

Notwithstanding such cancellation and termination contained in this Section 4.09, the 2020 Notes Indenture shall continue in effect solely to the extent necessary to (i) allow the Holders of 2020 Note Claims to receive distributions under the Plan; (ii) allow the Debtors, the Reorganized Debtors, the Disbursing Agent, and the 2020 Notes Indenture Trustee (as applicable), to make post-Effective Date Distributions (including to the extent applicable, subject to the 2020 Notes Indenture Trustee’s respective Charging Lien) or take such other action pursuant to the Plan on account of the 2020 Note Claims and to otherwise exercise their rights and discharge their obligations related to the interests of the Holders of such Claims in accordance with the Plan; (iii) allow the 2020 Notes Indenture Trustee to enforce any obligations owed thereto under the Plan (including seeking compensation and reimbursement for any reasonable and documented fees and expenses pursuant to the 2020 Notes Indenture Trustee’s Charging Liens) and allow the 2020 Notes Indenture Trustee to maintain any right of indemnification, contribution, subrogation, exculpation, compensation, expense reimbursement, or any other Claim or entitlement it may have under the 2020 Notes Indenture (permitting the 2020 Notes Indenture Trustee to maintain, enforce, and exercise its Charging Liens in connection therewith); (iv) preserve the rights of the 2020 Notes Indenture Trustee to payment of reasonable and documented fees and expenses, and allow the maintenance, exercise, and enforcement of any applicable Charging Lien and priority of payment rights for the payment of reasonable and documented fees and expenses, including the 2020 Notes Indenture Trustee’s Charging Liens and priority of payment rights pursuant and subject to the terms of the 2020 Notes Indenture or any related or ancillary document, instrument, agreement, or principle of law, against any money or property distributed or allocable on account of such Claims, as applicable; (v) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the 2020 Notes Indenture Trustee in connection with the implementation of the Plan; (vi) allow the 2020 Notes Indenture Trustee to enforce its rights, claims, and interests against any Entity that is not a Released Party; (vii) permit the 2020 Indenture Trustee to perform any function necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan; and (viii) preserve the right of the 2020 Notes Indenture Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including but not limited to enforcing any obligations owed to it under the Plan, Confirmation Order, or relating to the 2020 Notes Indenture, provided that nothing in this section shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Reorganized Debtors.  For the avoidance of any doubt, the 2020 Notes Indenture Trustee shall be entitled to assert its Charging Lien arising under and in accordance with the 2020 Notes Indenture and any ancillary document, instrument, or agreement to obtain payment of the 2020 Notes Indenture Trustee Fees and Expenses, solely to the extent provided thereunder and under applicable law.

Except for the foregoing, on and after the Effective Date, all duties and responsibilities of the 2020 Notes Indenture Trustee under the 2020 Notes Indenture shall terminate and shall be fully discharged and released, except:  (i) as otherwise expressly and specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order; (ii) to the extent required to effectuate the Plan including, but not limited to, making distributions under the Plan to the Holders of Allowed Claims under the 2020 Notes Indenture; (iii) with respect to any rights of the 2020 Notes Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of Claims under the 2020 Notes Indenture, including any rights of the 2020 Notes Indenture Trustee to priority of payment and/or to exercise its Charging Lien; and (iv) with respect to such other rights of the 2020 Notes Indenture Trustee that, pursuant and subject to the terms of the 2020 Notes Indenture (including, without limitation, the 2020 Notes Indenture Trustee’s rights to priority of payment and/or to exercise its respective Charging Lien), survive termination of the 2020 Notes Indenture.  Subsequent to the performance by the 2020 Notes Indenture Trustee, and its respective agents and professionals of their obligations pursuant to the Plan and Confirmation Order, the 2020 Notes Indenture Trustee and its respective agents and professionals shall be relieved, discharged and forever released of all further duties and responsibilities (i) related to the 2020 Notes Indenture, and (ii) arising under the Plan and the Confirmation Order.  The Reorganized Debtors shall reimburse the 2020 Notes Indenture Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including, but not limited to, making distributions pursuant to and in accordance with the Plan.

On and after the distribution on account of the Allowed 2020 Note Claims, the 2020 Notes shall be deemed to be worthless, and DTC shall draw down the relevant positions at the request of the 2020 Notes Trustee, as applicable, without any requirement of indemnification or security on the part of the Debtor or 2020 Notes Trustee.

Section 4.10Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) to the extent undertaken, selection and appointment of the members of the Governing Body and officers of the Reorganized Debtors; (ii) adoption of or modification to the Existing Governance Documents, if required; (iii) the assumption or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (iv) implementation of the Restructuring Transactions; and (v) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan (including the grant of security interests set forth in the Plan) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, the members of the Governing Body or officers of the Debtors or the Reorganized Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors.  The authorizations and approvals contemplated by this Section 4.10 shall be effective notwithstanding any requirements under nonbankruptcy law.

Section 4.11Section 1146 Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from the Debtors to the Reorganized Debtors or to any other Person) of property under the Plan or pursuant to: (i) the issuance, reinstatement, distribution, transfer or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors; (ii) the Restructuring Transactions; (iii) the creation, modification, consolidation, assumption, termination, refinancing and/or recording of any mortgage, deed of trust, or other security interest or the securing of additional indebtedness by such or other means; (iv) the making, assignment or recording of any lease or sublease; or (v) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by or in any way related to the Plan, shall not be subject to any stamp tax or similar tax, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax, recordation fee or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment to the extent permitted by section 1146 of the Bankruptcy Code.

Section 4.12Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Section 7.02 hereof), each of the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and each of the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.  Each of the Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of such Reorganized Debtor.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that any of the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  Except with respect to Causes of Action as to which any of the Debtors or Reorganized Debtors have released any Person or Entity on or before the Effective Date (including pursuant to the Debtor Releases), each of the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, each of the Reorganized Debtors expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action as a consequence of the Confirmation or Consummation.  Each of the Reorganized Debtors shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.  Notwithstanding the foregoing, upon the Effective Date, all Avoidance Actions shall be released by any of the Debtors and shall not vest in any of the Reorganized Debtors.

Section 4.13Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against the Debtors and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against the Debtors based upon the full Allowed amount of the Claim.  Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim plus applicable interest.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 5.01Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to sections 365(a) and 1123 of the Bankruptcy Code as of the Effective Date, unless such Executory Contract or Unexpired Lease: (i) was previously assumed or rejected by a Debtor, pursuant to a Final Order of the Bankruptcy Court; (ii) previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion to reject filed on or before the Effective Date; or (iv) is identified on the Rejected Executory Contract and Unexpired Lease List.  Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, assumptions and assignments, or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, all assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party on or before the Effective Date shall re-vest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms may have been modified by such order or the provisions of the Plan.  All assumed Executory Contracts or Unexpired Leases shall be enforceable by the Reorganized Debtors or such party such Executory Contract or Unexpired Lease was assigned to in accordance with their terms notwithstanding any provision in such contract or lease that prohibits, restricts or conditions assumption, assignment or transfer.  Any provision in any such contract or lease that permits a Person to terminate or modify such agreement or to otherwise modify the rights of any of the

Debtors or the Reorganized Debtors or assignee, as applicable, based on the filing of the Chapter 11 Cases or the financial condition of any of the Debtors or the Reorganized Debtors, as applicable, shall be unenforceable.  To the extent any provision in any Executory Contract or Unexpired Lease assumed, or assumed and assigned, pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, any of the Debtors’ assumption, or assumption and assignment, of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-Debtor party or parties thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.  After the Effective Date, each of the Reorganized Debtors shall have the right to terminate, amend or modify any contracts, including intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.  Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

Section 5.02Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Lease List, as applicable.   Unless otherwise provided by a Final Order of the Bankruptcy Court, all proofs of claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Section 7.06 of the Plan, notwithstanding anything in a proof of claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease, not filed within the time set forth above, pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Section 3.04 of the Plan and may be objected to in accordance with the provisions of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

Section 5.03	Cure of Defaults and Objections to Cure Amounts and Assumption for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash upon the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.  In the Plan Supplement, which shall be filed fourteen (14) days prior to the Confirmation Hearing as provided in the Combined Hearing and Solicitation Order, the Debtors shall provide notices of proposed cure amounts (if any) to counterparties to Executory Contracts and Unexpired Leases to be assumed reflecting the Debtors’ intention to assume or assume and assign the Executory Contract or Unexpired Lease in connection with the Plan and setting forth the proposed cure amount (if any) or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code).  In the event of a dispute regarding (i) the amount of any payments to cure such a default, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.  The cure notices shall include procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases and any amounts of Cure Claims to be paid in connection therewith and resolution of disputes by the Bankruptcy Court.  Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served and actually received by counsel to the Debtors on the confirmation objection deadline or other deadline that may be set by the Bankruptcy Court.  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.  Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

The payment of the cure amount shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding:  (i) the amount of any payments to cure such a default; (ii) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (iii) any other matter pertaining to assumption.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor.  Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List.

Section 5.04	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan or specifically provided in the Plan Supplement, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.  Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by any of the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

Section 5.05Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan or Plan Supplement shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the relevant Debtor or Reorganized Debtor, as applicable, shall have thirty (30) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.  The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

Section 5.06Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any of the Debtors, including any Executory Contracts and Unexpired Leases assumed by any Debtor (or assumed and assigned, as applicable), will be performed by such Debtor or Reorganized Debtor, or the Entity to which such Executory Contract or Unexpired Lease was assigned, as applicable, in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order except as otherwise provided in the Plan.

Section 5.07Assumption of Insurance Policies

Notwithstanding anything in the Plan or the Confirmation Order, including any provision that purports to be preemptory or supervening, the Insurance Policies (including all of the D&O Liability Insurance Policies) are hereby treated as Executory Contracts under the Plan and, on the Effective Date, shall be deemed assumed (and assigned to the Reorganized Debtors) under section 365 of the Bankruptcy Code and will re-vest in the Reorganized Debtors.  Regardless of whether any Insurance Policy is an Executory Contract, on and after the Effective Date, the Insurance

Policies will remain valid and enforceable in accordance with their terms and shall not be impaired by the Plan or Confirmation Order, and the Debtors, the Reorganized Debtors or any such assignee, as applicable, and the Insurers will perform their respective obligations to one another, if any, under the Insurance Policies.  After the Effective Date, to the extent consistent with applicable law and New Governance Documents, the Reorganized Debtors (or any such assignee) may increase, reduce, restrict, or otherwise modify, in their sole discretion, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of each of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy (and all tail coverage related thereto) regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

Nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor.  For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, proof of claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

Section 5.08Assumption of the Employee Compensation and Benefits Program

Unless otherwise provided in the Plan (or the Plan Supplement), the Confirmation Order or any other order of the Bankruptcy Court in the Chapter 11 Cases, all Intercompany Claims arising from employment agreements, severance policies, indemnification agreements, compensation and benefit plans, policies, and programs of the Company including, without limitation, all workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, SERP plans, rabbi trusts, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans or other agreements with or applicable to any of its current or former employees, retirees, members of any Governing Body, officers or managers of the Debtors, to the extent allocable to HoldCo, shall be Reinstated under the Plan, subject to the consent rights set forth in the Transaction Support Agreement and Section 1.07 of the Plan.  For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Section 5.09Indemnification Obligations

Consistent with applicable law, all indemnification provisions and obligations in place as of the Effective Date (whether in the by-laws, trust agreements, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other governance documents, board resolutions, indemnification agreements, employment contracts or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers and other professionals of, or acting on behalf of, any of the Debtors, as applicable, shall be reinstated and remain intact, and shall survive the Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, any of the Debtors than the indemnification provisions in place prior to the Effective Date.

Section 5.10Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases, if any, pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

Section 6.01Record Date for Distributions

With respect to Impaired Claims, on the Distribution Record Date, the Claims Register and the various transfer registers for each of the Classes of Claims, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims.  The Debtors shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date.

Section 6.02Timing of Distributions

Except as otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such a Claim or Interest becomes an Allowed Claim or Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against or an Allowed Interest in the Debtors shall receive the full amount of the distributions that the Plan provides for such an Allowed Claim or such an Allowed Interest in the applicable Class and in the manner provided herein.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

Section 6.03Disbursing Agent

The Debtors or Reorganized Debtors may retain a Disbursing Agent to assist with the distributions to be made under the Plan as directed by the Debtors or Reorganized Debtors. The Disbursing Agent shall make all distributions required under the Plan.

(i)	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(ii)	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out of pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and out of pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.  The Disbursing Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Disbursing Agent seeks reimbursement, and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable.  In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Disbursing Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Disbursing Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses.  In the event that the Debtors or the Reorganized Debtors, as applicable, and a Disbursing Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

(iii)	Distributions on Account of 2020 Note Claims

Subject to the 2020 Notes Trustee’s Charging Lien and priority of payment rights, distributions on account of Allowed 2020 Notes Claims shall be made by the Debtors, the Reorganized Debtors or Disbursing Agent, as applicable, to or at the direction of the 2020 Notes Indenture Trustee.  If a distribution is made to the 2020 Notes Indenture Trustee, the 2020 Notes Indenture Trustee, in its capacity as Disbursing Agent, shall administer the distributions in accordance with the provisions of the Plan and the 2020 Notes Indenture and the 2020 Notes Indenture Trustee shall be compensated in accordance with the terms of the Plan and the 2020 Notes Indenture, provided, however, that nothing herein shall be deemed to impair, waive or extinguish any rights of the 2020  Indenture Trustee with respect to the Charging Lien.

Subject to the 2020 Notes Indenture Trustee’s Charging Lien and priority of payment rights, distributions of the New Class B Units are anticipated to be made through the facilities of DTC in accordance with DTC’s customary practices; provided, that such new Class B Units are issued in accordance with DTC book-entry procedures.  For the avoidance of doubt, DTC shall be considered a single Holder for purposes of distributions.  The 2020 Notes Indenture Trustee shall transfer or direct the transfer of such distributions through the facilities of DTC.  The 2020 Notes Indenture Trustee shall be entitled to recognize and deal for all purposes under the Plan with Holders of the 2020 Notes Claims to the extent consistent with the customary practices of DTC, and all distributions to be made to Holders of 2020 Notes Claims shall be delivered to the 2020 Notes Trustee in a form that is eligible to be distributed through the facilities of DTC.

At the election of the 2020 Notes Indenture Trustee, in its sole discretion, the 2020 Indenture Trustee may require, as a condition to receiving any distribution under the Plan, the Holder of a 2020 Notes Claim that is evidenced by a certificate, instrument, or note to surrender such Holder’s certificate, instrument, or note representing such 2020 Notes Claim to the 2020 Notes Indenture Trustee in accordance with the requirements set forth in this Section 6.03(iii) of the Plan.  Upon surrender of such certificates, the 2020 Notes Indenture Trustee shall cancel and the certificates shall be destroyed in accordance with the record retention policy of the 2020 Notes Indenture Trustee.  If the record holder of a note is DTC or its nominee or another securities depository or custodian thereof, and such note is represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then the beneficial holder of such note shall be deemed to have surrendered such Holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.  To the extent that the 2020 Notes Indenture Trustee requires the surrender of certificates, a Holder of a 2020 Notes Claim evidenced by such certificate may not receive a distribution unless and until (a) such certificates, notes, or other instruments are surrendered, or (b) any relevant Holder provides to the 2020 Notes Indenture Trustee an affidavit of loss or such other documents as may be required by the Reorganized Debtors together with an appropriate indemnity in the customary form.  Any such Holder who holds physical certificates and fails to surrender such certificates, notes, or other instruments, or otherwise fails to deliver an affidavit of loss and indemnity within three (3) months of the Effective Date, shall be deemed to have no further 2020  Notes Claim and shall not participate in any distribution, and the distribution that would otherwise have been made to such Holder shall be distributed Pro Rata to all Holders who held a Claim pursuant to the 2020 Notes Indenture and complied with the foregoing requirements.  For the avoidance of doubt, the foregoing provisions regarding surrender of the certificates evidencing a 2020 Notes Claim shall only apply in circumstances in which physical certificates evidencing such claims have been issued and the 2020 Notes Indenture Trustee elects to require such surrender by issuing a notice to Holders of 2020 Notes Claims seeking surrender of such certificates.  If such election is made, the 2020 Notes Indenture Trustee shall only be required to use its best effort to obtain the surrender of the certificates.

Subject to the 2020 Notes Indenture Trustee’s Charging Lien and priority of payment rights, the 2020 Notes Indenture Trustee, acting as disbursing agent, shall only be required to act and make distributions in accordance with the terms of the Plan and the 2020 Notes Indenture and shall have no (i) liability for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (ii) obligation or liability for distributions under the Plan to any party who does not hold a Claim against the Debtors as of the Record Date or who does not otherwise comply with the terms of the Plan.  To the extent the 2020 Notes Indenture Trustee provides services or incurs costs or expenses on or after the Effective Date, including professional fees, related to or in connection with the Plan, the Confirmation Order, or the 2020 Notes Indenture (as applicable), including, without limitation, in connection with making distributions to Holders of 2020 Notes Claims under the Plan, the 2020 Notes Indenture Trustee shall be entitled to receive from the Reorganized Debtors, without further Bankruptcy Court approval, payment, in Cash, as reasonable compensation for such services and expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection with such services. Upon presentation of a summary invoice, payment of such compensation and expenses will be made as soon as reasonably practicable, but in any case within ten (10) days following the 2020 Notes Indenture Trustee’s notification to the Debtors or the Reorganized Debtors, as applicable, of the amount of such costs or expenses.  Upon final administration of the distributions made to the 2020 Notes Indenture Trustee in accordance with the Plan and the 2020 Notes Indenture, the 2020 Notes Indenture Trustee shall be discharged from any further responsibility under the Plan.

(iv)	Distributions on Account of Existing LP Units

On the Effective Date, the New Class A Units shall be, to the extent necessary, distributed by the Disbursing Agent to the Entities entitled to receive or retain the New Class A Units pursuant to, and in accordance with, the terms of the Plan, the New Governance Documents, the Transaction Support Agreement and the Transaction Term Sheet. On or prior to the Effective Date, the issuance of the New Class A Units shall be duly authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest.  All of the New Common A Units (including the New Class A Units issuable upon the conversion of the New Class B Units) shall be duly authorized, validly issued, fully paid and non-assessable when issued in accordance with the terms of such instruments.

Section 6.04Delivery of Distributions and Undeliverable or Unclaimed Distributions

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims or Allowed Interests shall be made to Holders of record as of the Distribution Record Date by the Disbursing Agent: (i) to the signatory set forth on any proof of claim or proof of interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no proof of claim or proof of interest is filed or if the Debtors have not been notified in writing of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Disbursing Agent, as appropriate, after the date of any related proof of claim or proof of interest; or (iii) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf..  Distributions under the Plan on account of Allowed Claims and Allowed Interests shall not be subject to levy, garnishment, attachment or like legal process, so that each Holder of an Allowed Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan.  None of the Debtors, the Reorganized Debtors and the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

Section 6.05Fractional Distributions

Whenever any payment of a fraction pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole share (up or down), with half or less being rounded down.  Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

Section 6.06Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of Claim or Interest is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date.  After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.  Notwithstanding the foregoing under of the Plan, any Unimpaired Claims shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan, unless and until such Unimpaired Claim has been either (a) paid in full (i) on terms agreed to between the holder of such Unimpaired Claim and the Debtors or the Reorganized Debtors, as applicable, (ii) in the Allowed amount of such Unimpaired Claim as determined by applicable law or (iii) in accordance with the terms and conditions of the applicable documentation or laws giving rise to such Unimpaired Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction. If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated pursuant to applicable non-bankruptcy law.

Section 6.07Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements

Section 6.08Compliance with Tax Requirements and Allocations

In connection with the Plan and all instruments issued in connection therewith, to the extent applicable, the Reorganized Debtors and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any federal, state or local taxing authority, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they determine in good faith are reasonable and appropriate.  The Reorganized Debtors reserve the right, in their sole discretion, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, other spousal awards, Liens, and encumbrances.  For the avoidance of doubt, any amounts withheld pursuant to this Section 6.08 shall be treated as if distributed to the Holder of the Allowed Claim.

Any Holder of an Impaired Claim entitled to receive any property as an issuance or distribution under the Plan shall, upon request by the Disbursing Agent, provide an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8.  If such request is made and such Holder of an Impaired Claim fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the Debtors or the Reorganized Debtors, as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Debtors, the Reorganized Debtors and their respective property.

Section 6.09Allocation Between Principal and Interest

Except as otherwise provided in the Plan, for U.S. federal income tax purposes, distributions shall be allocated first to the principal amount of such Allowed Claims (as determined for U.S. federal income tax purposes), with any excess allocated to unpaid interest that accrued on such Claims.

Section 6.10Setoffs and Recoupment

Except with respect to the Allowed Claims in Class 4, and as otherwise provided in the Plan and Confirmation Order, the Debtors and the Reorganized Debtors may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, withhold (but not set off except as set forth in the Plan) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim or Interest.  In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim or Interest are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Interest and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim or Interest) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that any of the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim or Interest, but only to the extent of such adjudicated or resolved amount.  Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided herein.

Section 6.11No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy or non-bankruptcy law, postpetition and/or default interest shall not accrue or be paid on any prepetition Claims against any of the Debtors, and no Holder of a prepetition Claim against any of the Debtors shall be entitled to interest accruing on or after the Petition Date or interest at the contract default rate on any such prepetition Claim.

ARTICLE VII

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

Section 7.01General Compromise and Settlement of Claims, Interests and Controversies

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019 and in consideration for the classification, distributions, releases and other benefits provided pursuant to the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made or treatment provided on account of such Allowed Claim or Interest.

The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests and controversies pursuant to Bankruptcy Rule 9019 to the extent applicable.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable.  Subject to Article VI hereof, all treatment of Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against and Interests in or against any of the Debtors and their Estate and Causes of Action against other Entities.

Section 7.02Releases by the Debtor

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by each of the Debtors, the Reorganized Debtors and their Estates, including any successors to the Debtors or any estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, in law, equity, contract, tort or otherwise, that any of the Debtors, the Reorganized Debtors or their Estates would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of a Holder of any Claim against, or Interest in, the Debtors or other Entity, based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership or operation thereof), purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against any of the Debtors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transaction Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Governance Documents, the 2020 Notes Indenture, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the New Class A Units, the New Class B Units, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release or other agreement or document created or entered into in connection with the Transaction Support Agreement, the New Governance Documents, the Disclosure Statement, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Class A Units and the New Class B Units pursuant to the Plan, to the extent applicable, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event or other occurrence related or relating to any of the foregoing, in each case taking place on or before the Effective Date, except for claims or liabilities arising out of or relating to any act or omission by a Released Party that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud or willful misconduct.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any liabilities arising after the Effective Date, (ii) any liabilities or Claims arising in or relating to the Litigation Actions or asserted by any party thereto, including, for the avoidance of any doubt, any Claims or Causes of Action that could be asserted by any party in the Litigation Actions by or against any Released Party, or (iii) the rights of any of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of any of the Debtors under any employment agreement with a current or former employee of any the Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Releases, which include by reference each of the related provisions and definitions contained in the Plan, and further shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (i) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (ii) a good faith settlement and compromise of the Claims released by the Debtor Releases; (iii) in the best interests of the Debtors and all Holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtors, the Reorganized Debtors or the Debtors’ Estates asserting any Cause of Action released pursuant to the Debtor Releases.

Section 7.03Releases by Holders of Claims and Interests

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, effective as of the Effective Date, except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, in law, equity, contract, tort or otherwise, including any derivative claims asserted on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, any of the Debtors (including the capital structure, management, ownership or operation thereof), the subject matter of or the transactions or events giving rise to any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors any other Released Party, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against any of the Debtors), intercompany transactions between or among any of the Debtors or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of the Transaction Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Governance Documents, the 2020 Notes Indenture, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the New Class A Units, the New Class B Units, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release or other agreement or document created or entered into in connection with the Transaction Support Agreement, the New Governance Documents, the Disclosure Statement, the OpCo Loan, the New Revolving Credit Facility, the New Senior Preferred Units, the New OpCo Notes, the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Class A Units and the New Class B Units pursuant to the Plan, to the extent applicable, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event or other occurrence related or relating to any of the foregoing, in each case taking place on or before the Effective Date, except for claims or liabilities arising out of or relating to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud or willful misconduct.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release the (i) any liabilities arising after the Effective Date, (ii) the rights of any current employee of any of the Debtors under any employment agreement or plan, (ii) any liabilities or Claims arising in or relating to the Litigation Actions or asserted by any party thereto, including, for the avoidance of any doubt, any Claims or Causes of Action that could be asserted by any party in the Litigation Actions by or against any Released Party, or (iv) rights of Holders of Allowed Claims or Allowed Interests to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (i) consensual; (ii) essential to the confirmation of the Plan; (iii) given in exchange for the good and valuable consideration provided by the Released Parties; (iv) a good faith settlement and compromise of the Claims released by the Third-Party Release; (v) in the best interests of the Debtors and their Estates; (vi) fair, equitable and reasonable; (vii) given and made after due notice and opportunity for hearing; and (viii) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

Section 7.04Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (i) a proof of claim or Interest based upon such debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

Section 7.05Exculpation

As of the Effective Date, except as otherwise specifically provided in the Plan or Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim other than those arising out of or relating to any act by or omission of an Exculpated Party that have been determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct or gross negligence; provided that such Exculpated Party shall be entitled to raise reasonable reliance upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan as an affirmative defense.  The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes on the Plan, distribution of consideration pursuant to the Plan and, to the extent applicable, the offer, issuance and sale or purchase of securities pursuant to the Plan and, therefore, are not, and on account of such solicitation, distribution and issuance shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan, such distributions made pursuant to the Plan and issuance of securities pursuant to the Plan.  Notwithstanding anything to the contrary in the foregoing, the exculpations set forth above do not release (i) any liabilities arising after the Effective Date, (ii) the rights of any current employee of any of the Debtors under any employment agreement or plan or (iii) the rights of Holders of Allowed Claims or Allowed Interests to receive treatment in accordance with the Plan.

Section 7.06Injunction

Effective as of the Effective Date, except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Enjoined Parties are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, any of the Debtors, any of the Reorganized Debtors, the Exculpated Parties or the Released Parties and their respective assets and properties: (i) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting or enforcing any encumbrance of any kind against such Entities or the property or the Estate of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Section 7.07Term of Injunctions or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 7.08Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, no Entities, including Governmental Units, shall discriminate against any of the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, any of the Reorganized Debtors or another Entity with whom such Reorganized Debtor has been associated, solely because the Debtors have been a debtor under chapter 11 of the Bankruptcy Code, have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or have not paid a debt that is dischargeable in the Chapter 11 Cases.

Section 7.09Release of Liens, Claims and Interests

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, exclusive of any Claim arising from or related to the OpCo 2025 Secured Notes Guaranty Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all Claims, Interests or Liens, including but not limited to mortgages, deeds of trust, Liens, pledges or other security interests, against or in any property of the Estates shall be fully released, discharged, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Entity, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns.  Any Entity holding such Liens, Claims or Interests will, if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors and shall incur no liability to any Entity in connection with its execution and delivery of any such instruments.  Any Holder of a Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of the Debtors held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.  For the avoidance of doubt, any Claim arising from or related to the OpCo 2025 Secured Notes Guaranty shall be Reinstated pursuant to the Plan and shall not be released, discharged, terminated or extinguished.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION

OF THE PLAN AND THE EFFECTIVE DATE

Section 8.01Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Section 8.03.

1.The Bankruptcy Court shall have entered a Final Order, in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders, approving the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code (which, for the avoidance of doubt, may be the same order as the order confirming the Plan).

2.The Plan and the Plan Supplement, including any schedules, documents, agreements, supplements and exhibits thereto (in each case in form and substance acceptable to the Debtors and the Required Consenting Noteholders as provided for under the Transaction Support Agreement) shall have been filed.

3.The Transaction Support Agreement has not been rejected by the Debtors, is not terminated as of immediately prior to the Confirmation Date and there has been no breach thereof by any party;

Section 8.02Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Section 8.03.

1.Each document or agreement constituting the Definitive Documents shall have been executed and/or effectuated and shall be in form and substance consistent with the Transaction Support Agreement, including any consent rights included therein.

2.The Plan has been filed and the Bankruptcy Court has entered the Confirmation Order in form and substance consistent with the Transaction Support Agreement, including any consent rights included therein, and such Confirmation Order has not been stayed, modified, vacated, appealed or subjected to an injunction and shall have become a Final Order.

3.The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption, assumption and assignment, and rejection, as applicable, of Executory Contracts and Unexpired Leases by the Debtors as contemplated herein.

4.All (i) governmental and regulatory approvals, clearances and consents necessary and legally required, if any, under applicable non-bankruptcy law and (ii) material third-party consents and approvals, if any, in each case in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that restrains, prevents or enjoins the Restructuring Transactions.

5.All statutory fees and obligations then due and payable to the Office of the U.S. Trustee have been paid and satisfied.

6.To the extent invoiced at least one (1) Business Day before the Effective Date, all amounts on account of invoiced and unpaid Restructuring Fees have been paid in full.

7.The Professional Fee Escrow Account has been established and funded with the Professional Fee Amount in accordance with Section 2.02.

8.The transactions contemplated in the Restructuring Transactions shall have been executed and completed by all of the Entities that are parties thereto.

9.The OpCo Transactions, as contemplated in the Transaction Term Sheet, shall have been executed and completed by all of the Entities that are parties thereto and have been fully consummated consistent with the consent rights of the Required Consenting Noteholders in the Transaction Support Agreement.

10.The Transaction Support Agreement shall have been assumed pursuant to the Confirmation Order.

11.The New Governance Documents and New OpCo Governance Documents have been filed with the appropriate governmental authority.

12.The Existing Governance Documents and Existing OpCo Governance Documents shall have been amended, restated, or replace by the New Governance Documents and New OpCo Governance Documents, respectively, in all cases consistent with the consent rights of the Required Consenting Noteholders as set forth in the Transaction Support Agreement.

13.The Transaction Support Agreement is not terminated as of immediately prior to the Effective Date and there has been no breach thereof by any party; and

14.No default has occurred and is continuing under the OpCo 2025 Secured Notes.

Section 8.03Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article VIII may be waived, in whole or in part, at any time by the Debtors, with the prior written consent of the Required Consenting Noteholders (email shall suffice), without notice, leave or order of the Bankruptcy Court or any formal action; provided, however, that the Debtors may not waive entry of the Confirmation Order.

Section 8.04Effect of Failure of Conditions

If the Consummation of the Plan does not occur by April 30, 2021 (or such other Outside Date as permitted by the Transaction Support Agreement) as to any Debtor, the Plan shall be null and void in all respects as to such Debtor and nothing contained in the Plan, the Disclosure Statement, or the Transaction Support Agreement shall: (i) constitute a waiver or release of any claims by or Claims against or Interests in any of the Debtors; (ii) prejudice in any manner the rights of the Debtors, any Holder of Claims or Interests or any other Entity; or (iii) constitute an admission, acknowledgment, offer or undertaking by any of the Debtors, any Holder or any other Entity in any respect.

Section 8.05Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

ARTICLE IX

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

Section 9.01Modification and Amendments

Except as otherwise provided in the Plan, the Debtors (with the consent of the Required Consenting Noteholders) reserve the right to modify the Plan as to material and/or immaterial terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan.  Subject to section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019 and applicable restrictions on modifications set forth in the Plan, the Debtors (with the consent of the Required Consenting Noteholders) expressly reserve their respective rights to revoke, withdraw, alter, amend or modify the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in each case in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article IX.  Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, any alterations, amendments or modifications of the Plan proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date, and in all cases subject to the consent of the Required Consenting Noteholders, Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, without the re-solicitation if the proposed alteration, amendment or modification do not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims or Interests that were deemed to accept the Plan because such Claims or Interests were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims continue to be Unimpaired.

Section 9.02Effect of Confirmation on Modifications

Entry of a Confirmation Order, including under section 1127 of the Bankruptcy Code, shall mean that all modifications or amendments to the Plan occurring after the solicitation are approved pursuant to section 1127(a) of the Bankruptcy Code or section 1127(b) of the Bankruptcy Code, as applicable, and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

Section 9.03Revocation or Withdrawal of the Plan

The Debtors reserve the right, upon prior notice to and with the consent of the Required Consenting Noteholders, to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans of reorganization, either entirely or as to any one or more of the Debtors.  If the Plan is revoked or withdrawn as to fewer than all of the Debtors, such revocation or withdrawal shall not affect the enforceability of the Plan as it relates to the Debtors for which the Plan is not revoked or withdrawn.  If (i) the Debtors revoke or withdraws the Plan in its entirety in accordance with this Section 9.03, (ii) the Transaction Support Agreement is terminated by the Outside Date (as defined in the Transaction Support Agreement), or (iii) Confirmation or Consummation does not occur by the Outside Date (as defined in the Transaction Support Agreement), then, absent further order of the Bankruptcy Court: (i) the Plan shall be null and void in all respects unless extended by the Debtors, with the prior written consent of the Required Consenting Noteholders; (ii) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity, including the Holders of Claims or Interests or the Consenting Noteholders; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such Debtor or any other Entity, including the Holders of Claims or Interests or the Consenting Noteholders.

ARTICLE X

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases, the Plan and all matters, arising out of or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1.allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount or allowance of Claims or Interests;

2.decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.resolve any matters related to: (i) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor or Reorganized Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article IX, any Executory Contracts or Unexpired Leases; and (iv) any dispute regarding whether a contract or lease is, or was, executory or expired;

4.ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.adjudicate, decide or resolve any and all motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

6.adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, Plan Supplement or the Disclosure Statement;

8.enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

9.resolve any and all cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.resolve any and all cases, controversies, suits, disputes or Causes of Action with respect to existence, nature, scope or enforcement of any discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article VII and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

12.resolve any and all cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI;

13.enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

14.determine any and all matters that may arise in connection with, relate to or be necessary to execute, implement or consummate, the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Plan Supplement or the Disclosure Statement;

15.adjudicate any and all disputes arising from or relating to distributions under the Plan;

16.consider any and all modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

17.determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

18.hear and determine disputes, cases, controversies or Causes of Action arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

19.hear and determine any and all matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

20.enforce any and all orders previously entered by the Bankruptcy Court;

21.hear any other matter not inconsistent with the Bankruptcy Code; and

22.enter an order and/or final decree concluding or closing the Chapter 11 Cases.

provided, that, on and after the Effective Date and after the consummation of the following agreements or documents, the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement, including, among other documents, the New Governance Documents and the Amended and Restated Holdco Partnership Agreement, and any documents related thereto that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01Tax Structure

As reasonably determined by the Debtors, upon emergence from the Chapter 11 Cases, the Company shall be structured as a master limited partnership, and the Restructuring Transactions shall, subject to the terms and conditions of the Transaction Support Agreement, be structured to achieve a tax-efficient structure, in a manner reasonably acceptable to the Reorganized Debtors and subject to the consent rights of the Required Consenting Lenders in the Transaction Support Agreement.  For federal income tax purposes, an Allowed Existing LP Unit Interests Holders’ profits interest and capital account in HoldCo will not change due to the treatment provided for in the Plan.

Section 11.02Immediate Binding Effect

Subject to Section 8.02 hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

Section 11.03Additional Documents

On or before the Effective Date, and consistent with the terms of the Transaction Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  Subject to their respective obligations under the Transaction Support Agreement, the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be reasonably necessary or advisable to effectuate the provisions and intent of the Plan.

Section 11.04Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur.  None of the filing of the Plan, any statement or provision contained in the Plan or any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

Section 11.05Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, director, trustee, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

Section 11.06Notices

All notices, requests and demands to or upon the Debtors, the Reorganized Debtors or the Consenting Noteholders, as applicable, or any required by or in connection with the Plan shall be in writing (including by facsimile or electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile and electronic transmission, when received and telephonically or electronically confirmed, addressed as follows:

If to the Debtors or the Reorganized Debtors:

Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp.

7500 College Blvd., Suite 1000

Overland Park, Kansas 66210

Attn: Jordan Burns, Vice President & General Counsel (jordanburns@ferrellgas.com)

With a copy to:

Squire Patton Boggs (US) LLP

201 E. Fourth Street

Suite 1900

Cincinnati, OH 45202

Attn: Stephen D. Lerner (stephen.lerner@squirepb.com)

and

2550 M Street, NW

Washington, DC 20037

Attn: Jeffrey N. Rothleder (jeffrey.rothleder@squirepb.com)

If to the Consenting Noteholders:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: Damian S. Schaible, Angela M. Libby and Jonah A. Peppiatt

After the Effective Date, the Reorganized Debtors may, in their sole discretion, notify Entities that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

Section 11.07Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Transaction Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

Section 11.08Severability of Plan Provisions

If any term or provision of the Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court or other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors and the Required Consenting Noteholders; and (iii) nonseverable and mutually dependent.

Section 11.09Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting Squire Patton Boggs (US) LLP, 210 E. Fourth Street, Suite 1900, Cincinnati, OH 45202 (Attn: Stephen D. Lerner, stephen.lerner@squirepb.com or Jeffrey N. Rothleder, jeffrey.rothleder@suirepb.com) or at the website of the Solicitation Agent, at https://cases.primeclerk.com/ferrellgas/.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

Section 11.10Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable nonbankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, trustees, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code and the applicable nonbankruptcy law in the offer, issuance, sale and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or Reorganized Debtors will have any liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the securities offered and sold under the Plan and any previous plan.

Section 11.11Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided, however, that, as of the Effective Date, the Reorganized Debtors may submit separate orders to the Bankruptcy Court under certification of counsel previously provided to the U.S. Trustee closing certain individual Chapter 11 Cases and changing the caption of the Chapter 11 Cases accordingly; provided further that matters concerning Claims may be heard and adjudicated in one of the Debtors’ Chapter 11 Cases that remains open regardless of whether the applicable Claim is against a Debtor in a Chapter 11 Case that is closed.  Nothing in the Plan shall authorize the closing of any case nunc pro tunc to a date that precedes the date any such order is entered.  Any request for nunc pro tunc relief shall be made on motion served on the United States Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing.  Upon the filing of a motion to close the last Chapter 11 Case remaining open, the Reorganized Debtors shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Bankruptcy Rule 3022-1(c).

Section 11.12Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified or supplemented by the Reorganized Debtors.

Section 11.13Further Assurances

The Debtors, the Reorganized Debtors and all Holders of Claims or Interests receiving distributions hereunder and all other parties-in-interest agree to prepare, execute and deliver any agreements, instruments or documents and take any other actions, in addition to the matters specified in the Plan, as may be reasonably appropriate, necessary or advisable, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the provisions and intent of the Plan.

Section 11.14Claims Against Other Debtors

Nothing in the Plan or the Disclosure Statement or any document or pleading filed in connection therewith shall constitute or be deemed to constitute an admission that any of the Debtors are subject to or liable for any Claim against any other Debtor.

Section 11.15Restructuring Fees

The Restructuring Fees incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein and in the Transaction Support Agreement, as applicable, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail and without any requirement for Bankruptcy Court’s review or approval.  All Restructuring Fees to be paid on the Effective Date (to the extent not previously invoiced) shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) Business Day before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Fees.  In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay when due the reasonable pre- and post-Effective Date Restructuring Fees related to the implementation, consummation and defense of the Plan, whether incurred before, on or after the Effective Date, upon receipt of invoices therefor.

[Remainder of page intentionally left blank]

Dated: February 26, 2021

Respectfully submitted,

FERRELLGAS PARTNERS, L.P.

By:	/s/ James E. Ferrell
Name: James E. Ferrell
Title: Chief Executive Officer and President

FERRELLGAS PARTNERS FINANCE CORP.

By:	/s/ James E. Ferrell
Name: James E. Ferrell
Title: Chief Executive Officer and President